UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ASPEN INSURANCE HOLDINGS LIMITED

(Name of Registrant as Specified In Its Charter)

ENDURANCE SPECIALTY HOLDINGS LTD.

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ASPEN INSURANCE HOLDINGS LIMITED

SOLICITATION STATEMENT OF

ENDURANCE SPECIALTY HOLDINGS LTD.

IN CONNECTION WITH AUTHORIZATIONS OF THE SHAREHOLDERS

OF

ASPEN INSURANCE HOLDINGS LIMITED

To the Shareholders of Aspen Insurance Holdings Limited:

This solicitation statement (this “solicitation statement”) and the enclosed WHITE card are being furnished to you by Endurance Specialty Holdings Ltd., a Bermuda exempted company (“Endurance,” “we,” “our” or “us”), in connection with the solicitation from the holders of ordinary shares (“Aspen common shareholders”), par value 0.15144558¢ per share (the “Aspen common shares”), of Aspen Insurance Holdings Limited, a Bermuda exempted company (“Aspen”), to vote on the following two shareholder authorizations (each, an “Authorization,” and collectively, the “Authorizations”):

Authorization 1.	A written requisition that the board of directors of Aspen convene a special general meeting of Aspen (the “Aspen special general meeting”) in connection with a proposed increase in the size of Aspen’s board of directors from 12 directors to 19 directors.

Authorization 2.	A shareholder authorization to support the proposal of a scheme of arrangement (the “scheme of arrangement”) by Endurance, which will entail the holding of a meeting of Aspen shareholders, if ordered by the Supreme Court of Bermuda (the “court-ordered meeting”), at which Aspen common shareholders would consider and vote on a scheme of arrangement under Section 99 of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), pursuant to which Endurance would acquire all of the outstanding Aspen common shares on financial terms no less favorable than those set forth in Endurance’s acquisition proposal (as defined below).

Detailed information concerning the Authorizations is set forth below under the captions “Authorization 1” and “Authorization 2.”

Endurance recommends that Aspen common shareholders promptly fill out the enclosed WHITE card as described in this solicitation statement and vote in favor of the Authorizations.

Aspen shareholders holding at least 10% of the voting share capital of Aspen (the “requisite Aspen shareholders”) may, by executing and delivering written requisitions, cause an Aspen special general meeting to be convened. If the Aspen special general meeting is convened, Endurance intends to present to the Aspen common shareholders for their consideration a binding proposal to increase the size of Aspen’s board of directors from 12 directors to 19 directors (the “Shareholder Proposal”).

If Authorization 2 receives the support of at least 15% of the outstanding Aspen common shares (other than the Aspen common shares owned by Endurance), Endurance intends to apply to the Supreme Court of Bermuda to order a court-ordered meeting at which Aspen common shareholders would consider and vote on a scheme of arrangement under Section 99 of the Companies Act, pursuant to which Endurance would acquire all of the outstanding Aspen common shares on financial terms no less favorable than those set forth in Endurance’s acquisition proposal (as defined below). We are seeking your authorization and consent in Authorization 2 in order to represent to the Supreme Court of Bermuda that you support the holding of a court-ordered meeting at which Aspen common shareholders would consider and vote on the scheme of arrangement.

By voting in favor of Authorization 2, Aspen common shareholders are merely providing their authorization and consent for Endurance to present the views of Aspen’s shareholders with respect to this matter as evidence to the Supreme Court of Bermuda as part of Endurance’s intended application for the court-ordered meeting. Voting in favor of Authorization 2 does not authorize Endurance to take any legal or binding action on behalf of the Aspen common shareholders. Should the Supreme Court of Bermuda order the court-ordered meeting, Aspen common shareholders will then have the opportunity to vote on the scheme of arrangement at that meeting.

We are soliciting shareholder authorizations and consents in connection with Endurance’s proposal (“Endurance’s acquisition proposal”) to the Aspen board of directors to acquire all Aspen common shares for $3.2 billion, or $49.50 per Aspen common share as of April 11, 2014 (the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen), with a combination of cash and Endurance ordinary shares, par value $1.00 per share (the “Endurance common shares”). Pursuant to Endurance’s acquisition proposal, each Aspen common shareholder will have the right to receive for each of their Aspen common shares, at their election, one of the following: (i) $49.50 in cash (less applicable withholding taxes and without interest); (ii) 0.9197 Endurance common shares; or (iii) a combination of 0.5518 Endurance common shares and $19.80 in cash (less applicable withholding taxes and without interest) (the “Endurance transaction consideration”). The election will be subject to a customary proration mechanism to achieve an aggregate consideration mix of 40% cash and 60% Endurance common shares, based on the closing price per Endurance common share on April 11, 2014, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen. On June 9, 2014, Endurance commenced an exchange offer for all of Aspen’s common shares reflecting the same economic terms as Endurance’s acquisition proposal. The exchange offer expires at 5:00 p.m., Eastern time, on Friday, August 29, 2014, unless Endurance extends the period of time for which the exchange offer is open.

WE ARE NOT SEEKING YOUR PROXY OR CONSENT AT THIS TIME FOR THE SHAREHOLDER PROPOSAL THAT WOULD BE CONSIDERED AT THE ASPEN SPECIAL GENERAL MEETING. WE ARE NOT SEEKING YOUR PROXY OR CONSENT AT THIS TIME FOR THE SCHEME OF ARRANGEMENT. WE ARE ONLY SOLICITING YOUR AUTHORIZATION AND CONSENT:

•	THAT THE ASPEN BOARD OF DIRECTORS CONVENE AN ASPEN SPECIAL GENERAL MEETING; AND

•	TO SUPPORT THE PROPOSAL OF THE SCHEME OF ARRANGEMENT BY ENDURANCE, WHICH WILL ENTAIL THE HOLDING OF A COURT-ORDERED MEETING.

If the Aspen special general meeting has been convened, we will send you materials with respect to the Shareholder Proposal to be considered at the Aspen special general meeting. If the court-ordered meeting is convened, we will send you materials with respect to the scheme of arrangement to be considered at the court-ordered meeting.

VOTING IN FAVOR OF, OR AGAINST, EITHER OR BOTH AUTHORIZATIONS IN THIS SOLICITATION STATEMENT DOES NOT OBLIGATE YOU TO VOTE IN FAVOR OF, OR AGAINST, THE SHAREHOLDER PROPOSAL OR THE SCHEME OF ARRANGEMENT, IF THE SHAREHOLDER PROPOSAL OR SCHEME OF ARRANGEMENT IS SUBSEQUENTLY VOTED ON BY ASPEN COMMON SHAREHOLDERS. YOUR FAILURE TO VOTE IN FAVOR OF, OR AGAINST, EITHER OR BOTH AUTHORIZATIONS IN THIS SOLICITATION STATEMENT DOES NOT PREVENT YOU FROM VOTING IN FAVOR OF, OR AGAINST, THE SHAREHOLDER PROPOSAL OR THE SCHEME OF ARRANGEMENT, IF THE SHAREHOLDER PROPOSAL OR SCHEME OF ARRANGEMENT IS SUBSEQUENTLY VOTED ON BY ASPEN COMMON SHAREHOLDERS.

The requisite Aspen shareholders may, by executing and delivering written requisitions, cause the Aspen special general meeting to be convened. The written requisitions to be executed by Aspen common shareholders will grant Endurance the power and authority to convene the Aspen special general meeting, assuming written requisitions are executed by the requisite Aspen shareholders and deposited by Endurance with Aspen, if the board of directors of Aspen fails to proceed duly within 21 days from the date of the deposit of the requisitions with Aspen to convene the Aspen special general meeting.

THIS SOLICITATION IS BEING MADE BY ENDURANCE AND NOT BY OR ON BEHALF OF ASPEN OR THE ASPEN BOARD OF DIRECTORS. Your prompt action is important. Endurance urges you to VOTE IN FAVOR OF THE AUTHORIZATIONS and to sign, date and return the enclosed WHITE card in the postage-paid envelope provided. Your vote is important, no matter how many or how few Aspen common shares you own. Please send in your WHITE card today. You must sign, date and mail the WHITE card in order for it to be valid.

If you have any questions about executing or delivering your WHITE card or require assistance, please contact Endurance’s solicitation agent, Georgeson:

480 Washington Boulevard

26th Floor

Jersey City, NJ 07310

Shareholders, Banks and Brokers

Call Toll Free: at (877) 278-9672

Email: enduranceaspen@georgeson.com

The date of this solicitation statement is June 18, 2014. This solicitation statement and the enclosed WHITE card are first being sent or given to Aspen’s shareholders on or about June 18, 2014. Endurance is mailing this solicitation statement to Aspen common shareholders who owned Aspen common shares as of the close of business on June 13, 2014.

Important Notice Regarding the Availability of Solicitation Materials to Solicit Authorizations and Consents:

This solicitation statement and the related solicitation materials are available free of charge on the website of the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov or on Endurance’s website relating to Endurance’s acquisition proposal at www.endurance-aspen.com.

All references to “dollars”,“$” and “¢” in this solicitation statement refer to U.S. dollars and cents.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION STATEMENT

Q:	What is this solicitation statement and why is Endurance sending it to me?

A:	Endurance is using this solicitation statement to solicit your vote in favor of the following two actions:

•	Authorization 1. A written requisition that the board of directors of Aspen convene a special general meeting of Aspen in connection with a proposed increase in the size of Aspen’s board of directors from 12 directors to 19 directors.

•	Authorization 2. A shareholder authorization to support the proposal of a scheme of arrangement by Endurance, which will entail the holding of a meeting of Aspen shareholders, if ordered by the Supreme Court of Bermuda, at which Aspen common shareholders would consider and vote on a scheme of arrangement under Section 99 of the Companies Act, pursuant to which Endurance would acquire all of the outstanding Aspen common shares on financial terms no less favorable than those set forth in Endurance’s acquisition proposal made on June 2, 2014.

Endurance is using this solicitation statement to solicit shareholder authorizations and consents from the Aspen common shareholders to cause an Aspen special general meeting to be convened and to support the proposal of a scheme of arrangement by Endurance, which will entail the holding of a meeting of Aspen shareholders, if ordered by the Supreme Court of Bermuda, at which Aspen common shareholders would consider and vote on a scheme of arrangement to implement Endurance’s proposal to the Aspen board of directors to acquire all Aspen common shares for $3.2 billion, or $49.50 per Aspen common share as of April 11, 2014 (the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen), with a combination of cash and Endurance ordinary shares, par value $1.00 per share.

Q:	What am I being asked to do?

A:	We are soliciting your vote in favor of the Authorizations. If you believe that you should have the opportunity to benefit from the value provided by Endurance’s acquisition proposal, we urge you to vote in favor of the Authorizations and promptly sign, date and return the enclosed WHITE card.

After the Aspen special general meeting has been convened, we will send you materials with respect to the proposal to be considered at the Aspen special general meeting. If the court-ordered meeting is convened, we will send you materials with respect to the proposed scheme of arrangement.

Q:	How do I vote in favor of the Authorizations?

A:	You must complete, sign, date and mail the enclosed WHITE card to support the Authorizations.

Q:	What number of shareholders must approve Authorization 1 in order for the Aspen special general meeting to be convened?

A:	The procedures for convening the Aspen special general meeting are governed by the Amended and Restated Bye-Laws of Aspen (the “Bye-Laws”) and the Companies Act, which provide that the Aspen special general meeting shall be convened if Aspen shareholders holding at least 10% of the voting share capital of Aspen have deposited at Aspen’s registered office a signed requisition for the meeting, stating the purpose or purposes for which the Aspen special general meeting is to be convened. Such requisition may consist of several documents in like form each signed by one or more requisitionists.

Based on Aspen’s preliminary revocation solicitation statement filed with the SEC on June 17, 2014, as of June 11, 2014, there were 65,458,110 Aspen common shares outstanding. Accordingly, assuming no changes to such number, holders of 6,545,811 Aspen common shares (inclusive of the 619,105 Aspen common shares owned by Endurance) must execute and deliver written requisitions to us for deposit at Aspen’s registered office in order to cause an Aspen special general meeting to be convened.

Q:	If the requisition under Authorization 1 is successful and the Aspen special general meeting is convened, what proposal will be presented at that meeting?

A:	If the Aspen special general meeting is convened, Endurance will present to the Aspen common shareholders for their consideration a binding proposal to increase the size of the Aspen board of directors from 12 directors to 19 directors.

Q:	What number of Aspen common shares are needed to show support for Authorization 2 in order for Endurance to apply to the Supreme Court of Bermuda to order the court-ordered meeting to approve the scheme of arrangement?

A:	If Authorization 2 receives the support of at least 15% of the outstanding Aspen common shares, or 9,818,717 Aspen common shares (other than the Aspen common shares owned by Endurance), based on the 65,458,110 Aspen common shares outstanding as noted above, Endurance intends to apply to the Supreme Court of Bermuda to order the court-ordered meeting at which Aspen common shareholders would consider and vote on the scheme of arrangement.

Q:	If I vote for either Authorization or both Authorizations, am I agreeing to vote in favor of the Shareholder Proposal at the Aspen special general meeting?

A:	No. Your vote for either Authorization or both Authorizations will not obligate you to vote in favor of the Shareholder Proposal at the Aspen special general meeting.

Q:	If I vote for either Authorization or both Authorizations, am I agreeing to vote in favor of the scheme of arrangement at the court-ordered meeting?

A:	No. Your vote for either Authorization or both Authorizations will not obligate you to vote in favor of the scheme of arrangement at any court-ordered meeting.

Q:	Who should I call with any questions?

A:	Aspen shareholders should call Georgeson, Endurance’s proxy solicitors, toll-free at (877) 278-9672 with any questions about this solicitation statement.

CERTAIN INFORMATION REGARDING ENDURANCE’S ACQUISITION PROPOSAL

Endurance is seeking to acquire all Aspen common shares and has made its acquisition proposal to the board of directors of Aspen.

On April 14, 2014, Endurance publicly announced that it had delivered to the board of directors of Aspen a proposal to effect the acquisition of Aspen by Endurance whereby each Aspen common share would be exchanged for, at the election of each Aspen common shareholder, one of the following: (i) $47.50 in cash; (ii) 0.8826 Endurance common shares; or (iii) a combination of cash and Endurance common shares (the “initial Endurance proposal”). On June 2, 2014, Endurance publicly announced that it had delivered to the board of directors of Aspen a revised increased proposal to effect the acquisition of Aspen by Endurance whereby each Aspen common share would be exchanged, at the election of each Aspen common shareholder, for one of the following: (i) $49.50 in cash (less applicable withholding taxes and without interest); (ii) 0.9197 Endurance common shares; or (iii) a combination of 0.5518 Endurance common shares and $19.80 in cash (less applicable withholding taxes and without interest). The election will be subject to a customary proration mechanism to achieve an aggregate consideration mix of 40% cash and 60% Endurance common shares, based on the closing price per Endurance common share on April 11, 2014, the last trading day prior to the public announcement of the initial Endurance proposal.

Endurance has entered into a commitment letter with Morgan Stanley Senior Funding, Inc. pursuant to which Morgan Stanley has committed to provide a $1.0 billion bridge loan facility to fund, together with cash on hand at Endurance, the cash portion of the consideration payable to Aspen’s common shareholders. This commitment replaced the equity commitment letter previously announced by Endurance, which was terminated with the mutual consent of Endurance and the equity investors. As part of such termination, funds advised by affiliates of CVC Capital Partners Advisory (U.S.), Inc. have been granted a separate option to invest $250 million in the aggregate in the common shares of the combined company following the closing of Endurance’s acquisition of Aspen.

On June 9, 2014, Endurance commenced an exchange offer for all of Aspen’s common shares reflecting the same economic terms as Endurance’s acquisition proposal. The exchange offer expires at 5:00 p.m., Eastern time, on Friday, August 29, 2014, unless Endurance extends the period of time for which the exchange offer is open.

John R. Charman, the Chairman of the Board and Chief Executive Officer of Endurance, has committed to purchase $25 million of Endurance common shares in connection with the closing of the transaction contemplated by Endurance’s acquisition proposal, in addition to the $30 million of personal capital he has already invested in Endurance.

Following completion of the acquisition in accordance with the terms of Endurance’s acquisition proposal, Endurance estimates that former Aspen common shareholders would own approximately (i) 44% of the issued and outstanding common shares of the combined company on a fully-diluted basis, assuming that the bridge loan facility is obtained and fully funded or is not otherwise replaced in whole or in part with permanent common equity financing, and (ii) 40% of the issued and outstanding common shares of the combined company on a fully-diluted basis, assuming replacement of such bridge loan facility with permanent debt and common equity financing as currently contemplated by Endurance, but not assuming the exercise of the $250 million option to purchase common shares referred to above.

BACKGROUND OF ENDURANCE’S ACQUISITION PROPOSAL

John R. Charman joined Endurance on May 28, 2013 as Chairman and Chief Executive Officer. Since his arrival, Mr. Charman has led a rapid and thorough transformation of Endurance’s strategy and structure, resulting in a leading specialty insurer and reinsurer with greater scale and relevance in the market. Endurance has significantly enhanced its leadership team and operational talent, and has refocused Endurance’s underwriting objectives and rebalanced its underwriting portfolio. In addition, Endurance has meaningfully improved its positioning in many key business lines. Lastly, Endurance’s operations have been fundamentally restructured to improve efficiency and generate significant ongoing cost savings. In connection with Endurance’s objective to further increase its scale, market presence, diversification and profit potential, Endurance concluded that a combination with Aspen represented the greatest opportunity to create a new global leader in the industry.

From November 20, 2013 until late January 2014, Endurance met with representatives of funds affiliated with CVC Capital Partners Advisory (U.S.), Inc. and GIC Special Investments Pte. Ltd. (the “CVC Funds” and “GICSI,” respectively) in connection with their potential equity investment in Endurance in connection with a potential acquisition of Aspen. On January 28, 2014, the CVC Funds and an affiliated investment vehicle of GICSI entered into an equity commitment letter with Endurance.

On January 30, 2014, Mr. Charman placed a telephone call to Chris O’Kane, the Chief Executive Officer of Aspen, and explained that Endurance would like to discuss a strategic transaction between Endurance and Aspen. In subsequent email exchanges on February 4, 2014 and February 13, 2014, Mr. Charman restated that Endurance would like to discuss a strategic transaction between Endurance and Aspen. Mr. O’Kane advised Mr. Charman that Aspen declined to meet with Endurance, without any discussion and without providing any further explanation.

On February 18, 2014, Endurance delivered to Aspen’s board of directors in care of Glyn Jones, Chairman of the Board of Aspen, the following proposal letter:

“Dear Glyn:

I am writing to follow up my telephone conversation with Chris O’Kane on January 30th, as well as subsequent email exchanges on February 4th and February 13th. As I described in my initial conversation with Chris, we would like to discuss a strategic transaction between Endurance and Aspen. Since you and Chris have initially declined to meet us without any further explanation, I feel compelled to put forth a specific proposal in writing for your Board’s consideration.

We are convinced that a transaction between our two organizations presents a unique opportunity for our respective shareholders—one that is simply too compelling not to act upon. We believe that now is the time for our companies and advisors to engage in productive discussions to bring this about, and we are fully committed to accomplishing a transaction that we believe will offer superior value to your shareholders.

In this letter, we wish to provide you with: (i) an articulation of our view of the strategic and financial merits of a transaction; (ii) an outline of the key terms of our proposal; (iii) an overview of Endurance and our partners; (iv) a discussion of our approach to the transaction; and (v) a proposal for next steps and a timetable that we believe works for both parties. We trust that this letter conveys the thorough and serious approach that we have undertaken to ensure a successful consummation of this transaction and delivery of value to your shareholders, and that Aspen’s directors will give serious consideration to this proposal in accordance with their fiduciary duties.

The Opportunity

We see this opportunity as a unique, transformative transaction that can accelerate our joint development into a global leader. We have devoted significant resources, both internal and external, to assessing this transaction over the past several months. We have great respect for Aspen’s people and franchise, and it is our strong view that this transaction will create significant opportunities for the combined company, including:

•	Increased scale and market presence: On a combined basis, the companies will have over $5.0 billion of shareholders’ equity and over $5.0 billion of annual gross premiums, a size equal to or greater than many of our key competitors. This would create an enterprise of both scale and broad expertise well positioned to capitalize on the critical distribution relationships within its global markets and more effectively able to compete in an increasingly challenging market environment.

•	Diversified platform across products and geographies: While Endurance and Aspen share certain common businesses, the relative weighting of each is quite complementary. Aspen’s core strength in the London insurance market—including through Lloyd’s—is an area where Endurance has limited presence. In addition, while Endurance has a leading agriculture insurance business in the U.S., Aspen has a historical strength in marine & energy lines. These are just a few examples where each company’s relative strengths are a natural fit and where, on a combined basis, the two companies can form a market leader of significant importance to brokers and customers.

•	Enhanced profitability: While the primary strategic rationale for this transaction is the enhanced scale and diversification evident in the combined company, as described above, this transaction will also enable significantly improved profitability. Through a combination of proven management and industry-wide underwriting expertise across the combined businesses, cost efficiencies across a larger platform and elimination of duplicative resources, we believe there would be a significant improvement in profitability compared with what either company could achieve on its own for the foreseeable future.

•	Strengthened balance sheet and capital position: With a combined book value of $5.0 billion and total capital of $7.4 billion, the combination of Endurance and Aspen will meaningfully enhance their capital position, which will allow the combined company to more meaningfully pursue growth opportunities as well as being better equipped to withstand volatility. We also believe the added diversification of the business has the potential to create capital efficiencies. Through the unique combination of our businesses we also believe this added diversification, significantly increased size, as well as the combined strength of reserves and investments from both companies, will be viewed very favorably by rating agencies.

Key Transaction Terms

As an indication of our strong interest in pursuing a transaction, we are pleased to set forth below the key terms of our proposal:

1.	Purchase Price: Endurance proposes to acquire 100% of the common equity of Aspen on a fully-diluted basis for a price of $47.50 per share. We believe our proposal represents a premium valuation meaningfully in excess of the standalone potential value to Aspen shareholders:

•	24% premium to Aspen’s volume weighted average price of $38.34 for the 30 days ended February 14, 2014

•	15% premium to Aspen’s all-time high price of $41.43 on December 31, 2013

•	1.2x December 31, 2013 BVPS, a five year high for Aspen

•	13.3x estimated 2014 consensus earnings

2.	Form of Consideration: Each Aspen shareholder would have the ability to elect to receive cash or Endurance common shares for their Aspen shares, subject to a customary proration mechanism. We propose a consideration mix that includes 40% in cash, as follows:

	$ billions	% of total
Cash	$1.24	40%
Endurance common shares	$1.85	60%

Total Consideration[1]	$3.09	100%

(1)	Total consideration assumes 65.0 million fully diluted Aspen common shares at closing.

The cash component will be satisfied from our substantial cash resources including a signed equity commitment from certain funds (“CVC Funds”) advised by CVC Capital Partners Advisory (U.S.), Inc. and its affiliates (“CVC”) and an affiliated investment vehicle of GIC Special Investments Pte. Ltd. (“GICSI”), available cash and debt capacity.

The cash/stock election enables Aspen shareholders electing stock consideration to realize significant additional value creation over the medium and long-term and greater market liquidity, while those Aspen shareholders electing cash will realize a significant premium to Aspen’s current stock price. The significant cash component of our proposal and the improved strategic and financial profile of the combined company, including meaningful improvements in underwriting profitability, present a compelling value proposition for Aspen shareholders.

3.	Financing Certainty: All financing will be firm at signing. We have received an equity commitment letter from CVC Funds and GIC for an equity investment of $1.05 billion, a copy of which we can share with you immediately upon commencement of discussions regarding a transaction.

Endurance and its Recent Initiatives

Endurance is a strong insurance and reinsurance franchise, with a history in some ways similar to that of Aspen. Endurance was formed and initially capitalized in 2001, and has grown its book value per share (including dividends) by 11% annually since inception. As of December 31, 2013, we had $3.4 billion of total capital, and a portfolio of approximately $2.0 billion of annual net premiums written. Our book of business is well diversified between insurance and reinsurance, as well as short-tail and long-tail lines of business, with a focus on specialty lines of business. Our balance sheet is strong, with prudent reserves that have been a source of value historically and a conservative AA rated investment portfolio. Further, we have an A (Excellent) rating from A.M. Best and an A (Strong) rating from Standard and Poor’s, which also includes an assessment of our Enterprise Risk Management as Strong.

Upon my joining the company in May 2013 as Chairman and CEO, we commenced a rapid and thorough transformation of Endurance’s strategy and structure, resulting in a leading specialty insurer and reinsurer with greater scale and relevance in the market. We have significantly enhanced the leadership team and expanded operational talent, and we have also refocused Endurance’s underwriting objectives and rebalanced its underwriting portfolio. In addition, we have meaningfully improved our positioning in many key business lines. Lastly, our operations have been fundamentally restructured to improve efficiency and generate significant ongoing cost savings.

Our Partners

As described above, our transaction terms include a substantial amount of cash for your shareholders, a significant portion of which will be funded through an investment of common equity in Endurance by CVC Funds and GICSI. We are pleased to have such high quality partners, and we think a commitment of this size for a minority investment in a public company is a great validation of our business and the compelling aspects of this transaction.

CVC is one of the world’s leading private equity and investment advisory firms. Founded in 1981, CVC has raised over $60 billion from a diverse and loyal investor base, with CVC Funds completing over 300 investments in a wide range of industries and countries across the globe, with an aggregate transaction value of $120 billion. CVC has significant experience in financial services investments, including the acquisition of Brit Insurance, the fifth largest Lloyd’s company, in 2011. While at a prior firm, members of the CVC team were lead or co-lead investors in numerous property and casualty insurance transactions, including Aspen, Axis Capital, Harbor Point and Montpelier Re, among others. We believe CVC’s deep insurance experience makes it an ideal partner for the proposed transaction.

GIC Pte. Ltd. (“GIC”) is a sovereign wealth fund established in 1981 to manage Singapore’s foreign reserves. With a network of nine offices in key financial capitals around the world, GIC manages well over $100 billion in equities, fixed income, money market instruments, real estate and special investments. GICSI, the private equity arm of GIC, is one of the world’s largest private equity investors and manages a multi-billion dollar portfolio of fund investments and direct investments in companies.

Our Approach to the Transaction

We are well aware of the seriousness of this undertaking and the impact on our companies and employees, as well as the customers we will serve. Our familiarity with your company and business lines based on available public information gives us great confidence that we can jointly effect a quick and smooth integration. We have developed what we think is a constructive set of guiding principles for a transaction with Aspen:

•	Aspen’s team is crucial to the success of the combined company. We are impressed with the management team and the track record of success that you and your team have created. The retention of key members of the Aspen management team, underwriters and employees will be critical to the success of the combined business.

•	Respect for Aspen’s heritage and deep customer relationships. We have great respect for the Aspen franchise and its relationships with its key customers, as reflected in the purchase price we are willing to pay. As a result, we envision working together to ensure the continued development of Aspen’s customer and broker relations under the aegis of the combined company.

•	The execution of this transaction will enhance the strengths of each company. The planning of the integration and management of overlapping areas needs to be a well thought out process, sensitive to all views and issues, and one that draws from and builds upon the strengths of each organization. It is our intention to maintain the headquarters of the company in Bermuda, with a significant presence in London, New York and other key geographies.

Next Steps and Timing

We and our advisors have invested a significant amount of time and resources analyzing Aspen’s publicly available information. Based on our work to date, we believe we could complete confirmatory business, financial and legal due diligence in approximately four weeks assuming appropriate availability of information, access to management and auditors and a process reflecting standard diligence procedures for a public company transaction. We will be sensitive to the confidential nature of the information in the organization, the sequencing of our work, and the participants involved. We would be pleased to provide you with a detailed due diligence plan and information request list.

In light of the significant ownership that your shareholders will have in the combined company, we are prepared for you and your advisors to perform due diligence on Endurance. CVC and GICSI have already completed a comprehensive due diligence review of Endurance. We have a full virtual data room assembled, and are prepared to provide this information as well as grant access to our management, subject to execution of a mutually satisfactory non-disclosure agreement.

We are prepared to consummate the proposed transaction under an accelerated timetable. We would work in parallel with due diligence on definitive documentation, and would expect to be in a position to enter into a definitive agreement in approximately four to six weeks with your cooperation. We would anticipate obtaining the necessary regulatory approvals expeditiously upon entering into a definitive agreement.

Endurance has retained Morgan Stanley and Jefferies as its financial advisors and Skadden, Arps, Slate, Meagher and Flom LLP as its legal advisor.

Our Board of Directors enthusiastically supports this proposal. CVC and GICSI share our enthusiasm and determination to complete the proposed transaction.

We request that this letter be shared with your Board of Directors and that it receives the Board’s prompt consideration. I am sure you can appreciate that because our proposal is a firm proposal at a significant premium with committed financing, time is of the essence. Accordingly, we request that you formally respond to this proposal as soon as possible and in any event no later than February 28, 2014. We are available to meet with you at any time to answer any questions you may have about Endurance and our proposal, including further details on our view of the compelling financial profile and value creation for our respective shareholders.

We are very focused on completing a transaction between Endurance and Aspen and are fully prepared to devote substantial resources in order to make it happen. We prefer to engage in a constructive and confidential dialogue with you regarding our proposal; however if you are not prepared to do so on a timely basis, we will consider all available alternatives to achieve a successful transaction.

We look forward to discussing this proposal with you soon and working towards a transaction that will benefit both of our companies and our respective shareholders.

Yours sincerely,

/s/ John R. Charman

John R. Charman

Chairman and Chief Executive Officer

Endurance Specialty Holdings Ltd.”

On February 24, 2014, Mr. Jones sent the following letter to Mr. Charman stating that Aspen’s board of directors was in receipt of the February 18, 2014 proposal letter:

“Dear John:

I am in receipt of your letter dated February 18th, which I have shared with Aspen’s Board of Directors. We will respond after we have had an opportunity to complete a thorough review and evaluation of your letter in accordance with our fiduciary obligations.

Yours sincerely,

/s/ Glyn Jones

Glyn Jones

Chairman of the Board”

On February 26, 2014, Mr. Charman sent Mr. Jones the following letter acknowledging receipt of the February 24, 2014 letter from Mr. Jones:

“Dear Glyn:

Thank you for your letter of February 24, 2014. We are hopeful that this is the beginning of a constructive and fruitful dialogue.

I am available at your convenience to discuss any questions you or your fellow directors may have regarding Endurance’s proposal. Additionally, should you, your fellow directors or your advisors wish to discuss further the details of the proposal and the compelling value creation we believe it represents for our respective shareholders, please feel free to contact Eric Bischof, Managing Director of Morgan Stanley (212-761-4955 | eric.bischof@morganstanley.com).

As we indicated in our letter of February 18, 2014, because ours is a firm proposal at a significant premium with committed financing, we believe that time remains of the essence and that all parties should move forward diligently to achieve a beneficial result for our respective shareholders.

We look forward to discussing our proposal with you soon.

Yours sincerely,

/s/ John. R. Charman

John R. Charman

Chairman and Chief Executive Officer

Endurance Specialty Holdings Ltd.”

On March 12, 2014, Mr. Charman sent Mr. Jones the following letter stating that Endurance believed ample time has passed for Aspen to review the proposal and substantive discussions should be commenced:

“Dear Glyn:

I am writing to follow up on my letter of February 26, 2014. It has now been two weeks since your letter to me indicating that the Aspen Board of Directors would evaluate and respond to Endurance’s proposal. Moreover, it has been six weeks since I first contacted Chris O’Kane regarding our proposal. We believe that ample time has passed for review of Endurance’s proposal and that it is now time to commence substantive discussions so that we can attain the beneficial result for our respective shareholders set forth in Endurance’s proposal.

As noted in my letter of February 18, 2014, Endurance’s proposal (i) provides shareholders of Aspen with a significant premium to Aspen’s current share price, (ii) delivers a valuable option for Aspen’s shareholders to elect to receive cash or Endurance shares and (iii) is supported by committed financing. We are confident that Aspen’s shareholders would react quite favorably to Endurance’s proposal.

I remain available at your convenience to discuss any questions you or your fellow directors may have regarding Endurance’s proposal. Additionally, should you, your fellow directors or your advisors wish to discuss further the details of the proposal, please feel free to contact Eric Bischof, Managing Director of Morgan Stanley (212-761-7811 | eric.bischof@morganstanley.com).

We remain fully committed to the proposed transaction and look forward to commencing substantive discussions with Aspen regarding our proposal as soon as possible.

Yours sincerely,

/s/ John R. Charman

John R. Charman

Chairman and Chief Executive Officer

Endurance Specialty Holdings Ltd.”

On March 18, 2014, Messrs. Jones and O’Kane sent a letter to Mr. Charman stating that Aspen’s board of directors did not wish to pursue the initial Endurance proposal further:

“Dear John:

The Board of Directors of Aspen, with the assistance of its financial advisor, Goldman, Sachs & Co., and its legal advisors, Wachtell, Lipton, Rosen & Katz and Willkie Farr & Gallagher LLP, has reviewed and thoroughly considered your February 18th letter. The Board has unanimously determined that your unsolicited proposal is not in the best of interests of Aspen or Aspen’s stockholders, and it does not wish to pursue this matter further.

Yours sincerely,

/s/ Glyn Jones

Glyn Jones

Chairman of the Board of Directors

/s/ Chris O’Kane

Chris O’Kane

Chief Executive Officer”

On April 3, 2014, Endurance delivered to Aspen’s board of directors in care of Mr. Jones a letter acknowledging receipt of the March 18, 2014 letter, and stating that Endurance remained fully committed to pursuing a transaction:

“Dear Members of the Board:

This letter acknowledges receipt of the letter from Messrs. Glyn Jones and Chris O’Kane on March 18, 2014 advising us that the Aspen Board of Directors had rejected Endurance’s proposal for a combination of our two companies, as set forth in our letter of February 18, 2014, and was refusing to pursue the matter further. We are very disappointed that, despite our numerous requests to engage with you in substantive discussions over the past two months, Endurance’s proposal was summarily rejected without Aspen speaking with us at all.

We remain fully committed to pursuing a transaction and stand by the terms of our letter of February 18th and the compelling value proposition it presents for Aspen’s shareholders, including:

•	Premium valuation: Endurance proposes to acquire 100% of Aspen’s fully diluted shares at a purchase price of $47.50 per share, which represents a 23% premium to Aspen’s volume weighted average price for the last 30 days, and a 15% premium to Aspen’s all-time high share price.

•	Significant cash consideration election: Transaction consideration includes 40% cash and 60% Endurance shares, allowing Aspen shareholders who wish to do so to monetize a meaningful portion of their investment at a significant premium.

•	Financing: We have received a commitment letter from an investor group led by funds advised by CVC Capital Partners Advisory (U.S.), Inc. to fund the cash consideration.

•	Compelling strategic rationale: This is a unique, transformative transaction that would position the combined company as a global leader. The benefits to each of our companies include: (1) increased scale and market presence, (2) a diversified platform across products and geographies, (3) enhanced profitability, and (4) a strengthened balance sheet and capital position.

Our proposal delivers superior value compared to that which Aspen could achieve under its standalone plan. For those Aspen shareholders who wish to receive cash, the proposed value today exceeds the future value of 2 years of returns under your publicly stated 10% ROE target. For those Aspen shareholders who elect to remain invested in the combined company, our proposal provides the same significant up-front premium as well as the opportunity to participate in a combined company with meaningfully improved earnings and ROE, with significant additional upside opportunity over time. For your reference, the attached slides illustrate the financial merits of our proposal, both near-term and longer term.

We are both resolute in regard to the proposed transaction and confident that your shareholders would view the substantial financial and other benefits of the proposed transaction very favorably. While we would prefer to engage in a constructive and confidential dialogue with you, should Aspen continue to refuse to meaningfully engage with us, we will have no choice but to present our proposal directly to your shareholders.

We are sending this letter out of our enthusiasm for the extraordinary opportunity we have to create value for our respective shareholders, one that we cannot allow to pass. I remain available to discuss any questions you may have regarding Endurance’s proposal. Additionally, you or your advisors may contact Eric Bischof, Managing Director of Morgan Stanley, at 212-761-7811. We look forward to commencing substantive discussions with Aspen regarding our proposal in the coming days.

Yours sincerely,

/s/ John R. Charman

John R. Charman

Chairman and Chief Executive Officer

Endurance Specialty Holdings Ltd.”

On April 8, 2014, Aspen delivered to Endurance’s board of directors in care of Mr. Charman the following letter:

“Dear Members of the Board:

The Board of Directors of Aspen Insurance Holdings Limited has received your letter of 3 April 2014.

Your most recent letter does not add to the information the Aspen Board had when we thoroughly considered your 18 February 2014 letter and unanimously concluded that the possible acquisition of Aspen by Endurance was not in the best interests of Aspen or its stockholders and that we did not wish to pursue the matter further. The Aspen Board continues to have no interest in pursuing the matter further.

As was the case with your prior letters, we find your most recent letter to be based on uninformed and unsubstantiated assertions and assumptions about alleged benefits of the combination that do not stand up to analysis. The Aspen Board has concluded that Aspen will be able to create superior value for our stockholders based on our standalone plan. Aspen has a long history of value creation for its stockholders and has a clearly articulated growth strategy for delivering value to its stockholders going forward. We have built a diversified business with a strong balance sheet, proven management team and disciplined risk management, and are confident that continued execution of our strategy provides value far in excess of what you have suggested in the letter. The levers that we have available to achieve our ROE goals are clear and well-understood by the market and you have clearly misrepresented our 10% ROE guidance for 2014 as our long-term goal. We are confident we will be able to deliver superior growth by following our plan.

As part of our review, we have evaluated Endurance’s business mix, market presence, quality of earnings, earnings outlook and management culture, all of which we found to be either unattractive or incompatible with Aspen’s strategy. With respect to business mix, Endurance is over-concentrated in crop insurance, a business which is troubled, low margin, recently volatile and exposed to major risks. The other insurance businesses are nascent and have not demonstrated progress. Endurance’s continued well-publicized antipathy for Lloyd’s is inconsistent with Aspen’s business model, as our Lloyd’s syndicate is one of the most dynamic parts of our insurance franchise and a top quartile performer amongst Lloyd’s syndicates. Aspen has a strong and well-regarded reinsurance business with a clearly defined strategy for addressing the changes in market dynamics while, in contrast, Endurance is hesitant and uncertain about the industry. Furthermore, as analysts have pointed out, Endurance’s earnings in recent years have been disproportionately driven by reserve releases (a trend that accelerated at year-end 2013) and the path for future earnings is unclear.

Any combination with Endurance’s centralized, top-down management model, as compared to our collaborative, teamwork-oriented culture, would result in extreme personnel disruption and loss of attractive business. It is worth noting that our company is in significant litigation due to your orchestrated poaching of Aspen employees and clear breaches of fiduciary and other duties arising from this. The dis-synergies from the transaction you propose, including loss of business and personnel, combined with Endurance’s unappealing business mix, earnings track record and incompatible culture, make the combination unattractive, particularly in contrast to what Aspen expects to achieve by following our standalone plan.

In addition, your letter poses significant risks and uncertainties, including (1) Endurance’s due diligence of Aspen, (2) due diligence of Aspen by your financing sources, (3) your ability to raise the necessary funds, even the most general terms and amounts of which are omitted from your letter (we note in this regard that one of the financing sources from your prior letter is no longer included, and CVC’s commitment is no longer described as “equity”), (4) your ability to secure all required regulatory approvals and (5) importantly, approval of your own stockholders.

The foundation of Aspen’s business is our client relationship franchise, and our people are our most valuable assets. The uncertainty and distraction that would result from pursuing what your letter proposes would be destructive of value for our company and our stockholders. Your “proposal” is merely the request for a one-way option to start an investigation of our company and later decide if you wish to pursue a transaction. The Aspen Board is vehemently opposed to the hostile attempt of Endurance to address its business problems at the expense of Aspen and its stockholders and to your potential effort to destabilise a key competitor.

For the reasons outlined above, we are not interested in pursuing what your letter proposes and do not believe that any purpose would be served by meeting with you or your advisors.

Yours sincerely,

/s/ Glyn Jones

Glyn Jones

Chairman of the Board of Directors

/s/ Chris O’Kane

Chris O’Kane

Chief Executive Officer”

On April 14, 2014, prior to the opening of trading, Endurance delivered to Aspen’s board of directors in care of Mr. Jones the following letter and issued a press release publicly announcing the initial Endurance proposal:

“Dear Members of the Board:

As you know, we have been trying since late January to engage with Aspen in a confidential and friendly dialogue regarding a combination of our two companies, and have previously made a specific written proposal that offers your shareholders a substantial premium valuation. Since you and your management have refused, despite our repeated attempts, to engage in any discussions with us regarding the compelling value proposition this transaction presents for your shareholders, we have no choice but to advise them of our proposal directly, which we are doing this morning.

Our Board of Directors has unanimously approved our proposal, and we remain fully committed to pursuing this transaction. In the paragraphs below, we (i) reiterate the key terms of our proposal, (ii) reiterate the key strategic and financial benefits of our proposal and our approach to the transaction and (iii) discuss next steps for making this mutually beneficial transaction a reality.

Key Terms of Our Proposal

Endurance proposes to acquire all of the common shares of Aspen for $3.2 billion, or $47.50 per Aspen share (based on 66.7 million fully diluted Aspen common shares as of February 24, 2014), with a combination of cash and Endurance common shares.

Each Aspen shareholder will have the right to receive for their Aspen shares, at their election:

•	All cash ($47.50 per Aspen share);

•	All Endurance common shares (0.8826 Endurance shares for each Aspen share); or

•	A combination of cash and Endurance common shares.

The election will be subject to a customary proration mechanism to achieve an aggregate consideration mix of 40% cash and 60% Endurance common shares.

The cash component of the consideration will be funded from our substantial cash resources and $1.05 billion of newly issued common shares to investors led by funds advised by CVC Capital Partners Advisory (U.S.), Inc. and its affiliates, which have already completed due diligence on Endurance and the merits of the transaction, and have provided an equity commitment letter to Endurance. We would be pleased to share with you a copy of the investors’ equity commitment letter upon the commencement of discussions.

We believe our proposal represents a premium valuation meaningfully in excess of the standalone potential value to Aspen shareholders:

•	21% premium to Aspen’s closing share price of $39.37 on April 11, 2014;

•	15% premium to Aspen’s all-time high share price of $41.43 on December 31, 2013;

•	1.16x Aspen’s December 31, 2013 diluted book value per share; and

•	13.4x 2014 consensus Street earnings estimates for Aspen.

Aspen shareholders who receive cash will receive up-front value that would otherwise take over two years to achieve based on consensus Street estimates for Aspen’s ROE. For those Aspen shareholders who remain invested in the combined company, our proposal provides the same highly attractive up-front premium as well as the opportunity to participate in a combined company with meaningfully improved earnings and ROE outlook, with significant additional upside opportunity over time.

Key Strategic and Financial Benefits of our Proposal

We have devoted significant time and resources, both internal and external, to assessing this transaction over the past months, and continue to believe it is a unique, transformative transaction for both companies.

•	Increased scale and market presence: On a combined basis, the companies will have over $5 billion of shareholders’ equity and over $5 billion of annual gross premiums written, a size equal to or greater than many of our key competitors. This will create an enterprise of both scale and broad expertise well positioned to capitalize on the critical distribution relationships within its global markets and more effectively able to compete in an increasingly challenging market environment.

•	Diversified platform across products and geographies: While Endurance and Aspen share certain common businesses, the relative weighting of each is quite complementary. Aspen’s core strength in the London insurance market—including through Lloyd’s—is an attractive area where Endurance has significant management experience but currently has limited market presence. In addition, while Endurance has a market-leading and profitable agriculture insurance business in the U.S. that is uncorrelated with traditional property and casualty insurance and reinsurance, as well as a highly profitable global catastrophe reinsurance business, Aspen has historical strength in marine and energy lines. These are just a few examples where each company’s relative strengths are a natural fit and where, on a combined basis, the two companies can form a market leader of significant importance to brokers and customers.

•	Enhanced profit potential: While a key strategic rationale for this transaction is the enhanced scale and diversification evident in the combined company, as described above, we believe the combination of a strong management team comprised of industry-leading talent and world-class underwriting expertise from both companies, and expected transaction synergies exceeding $100 million annually (including cost savings, underwriting improvements, capital efficiencies, and enhanced capital management opportunities) will enable significantly improved profit potential.

•

Strengthened balance sheet and capital position: With a pro forma combined shareholders’ equity as of December 31, 2013 of $5.4 billion and total capital of $7.6 billion, the combined Endurance and Aspen will have a significantly enhanced capital position, which will allow the combined company to more meaningfully pursue growth opportunities and better withstand volatility. We also believe the added diversification of the business has the potential to create capital efficiencies. Through the unique combination of our businesses we also believe this added diversification, significantly increased size, as well as the combined strength of reserves and investments from both companies, will be viewed favorably by rating agencies.

Reflecting my own deep conviction about the future of Endurance and the benefits of the combination, I will purchase $25 million of Endurance common shares in connection with this transaction in addition to the $30 million of personal capital I have already invested in Endurance.

Our Approach to the Transaction

This transaction is not only highly beneficial to Aspen’s shareholders, but also to Aspen’s employees, customers, brokers and other constituencies. In this regard, we have developed what we believe is a constructive set of guiding principles for a transaction with Aspen:

•	Aspen’s team is crucial to the success of the combined company: The retention of key members of the Aspen management team, underwriters and employees will be critical to the success of the combined business.

•	The entrepreneurial cultures of our two companies will blend together well, yielding a combined entity that is strongly positioned to address changes facing the markets in which we operate. Aspen’s collaborative, teamwork-oriented culture will integrate seamlessly with Endurance’s collegial environment. Within the past year, many talented and experienced people in the industry have chosen to join Endurance in light of their enthusiasm for our business plan and strategic vision.

•	Respect for Aspen’s franchise and deep customer relationships: We have great respect for the Aspen franchise and its relationships with its key customers, as reflected in the purchase price we are willing to pay. As a result, we envision working together to enhance the combined company’s customer and broker relations.

•	The execution of this transaction will enhance the strengths of each company: The planning of the integration of overlapping areas will be well executed, sensitive to all views and issues, and will draw and build upon the strengths of each organization. It is our intention to maintain the headquarters of the combined company in Bermuda, with a significant presence in London, New York and other key markets.

Next Steps

As would be the case in any M&A transaction, consummation of the transaction is subject to completion of customary due diligence, execution of a definitive merger agreement and receipt of required shareholder and regulatory approvals. We are confident that all required regulatory approvals will be obtained on a timely basis.

We propose working in parallel on definitive documents and our mutual due diligence review in order to enter into a transaction expeditiously. We are prepared to enter into a mutual non-disclosure agreement, deliver to you a draft merger agreement and commence due diligence immediately. In light of the significant ownership that your shareholders will have in the combined company, we are prepared for you and your advisors to also perform customary due diligence on Endurance. Our financial advisors at Morgan Stanley & Co. LLC and Jefferies LLC, and our legal advisors at Skadden, Arps, Slate, Meagher & Flom LLP and ASW Law Limited, stand ready to coordinate with your advisors on next steps.

We look forward to commencing constructive discussions with Aspen regarding our proposal in the coming days.

Yours sincerely,

/s/ John R. Charman

John R. Charman

Chairman and Chief Executive Officer

Endurance Specialty Holdings Ltd.”

Later in the day on April 14, 2014, Aspen issued a press release rejecting the initial Endurance proposal and made public the April 8, 2014 letter that Aspen had previously delivered to Endurance’s board of directors in care of Mr. Charman. Later in the day, Endurance issued a press release responding to Aspen’s rejection of the initial Endurance proposal.

On April 17, 2014, Aspen issued a press release announcing that it had adopted a shareholder rights plan (aka, “poison pill”) and resolved to issue one preferred share purchase right on each share of the Aspen common shares issued and outstanding at the close of business on April 28, 2014. The shareholder rights plan expires on April 16, 2015. Later in the day, Endurance issued a press release commenting on Aspen’s adoption of its shareholder rights plan.

On April 20, 2014, Aspen issued a press release announcing it had issued a letter to its shareholders regarding the transaction proposed by Endurance.

On April 21, 2014, Endurance issued a press release reiterating the strategic logic and significant premium in its proposed acquisition of Aspen.

On May 5, 2014, the board of directors of Endurance discussed certain options to further Endurance’s proposal to acquire Aspen and authorized Endurance to increase its proposal to $49.50 per Aspen common share.

On May 7, 2014, Mr. Charman placed a telephone call to Mr. Jones to discuss a revised proposal. Mr. Jones responded to Mr. Charman in an email, stating that if Mr. Charman had new information he would like to convey, Endurance’s financial advisor should communicate that information to Aspen’s financial advisor. Later in the day, a representative of Morgan Stanley conveyed Endurance’s revised proposal to a representative of Goldman, Sachs & Co. (“Goldman Sachs”). Under the revised proposal, Endurance (i) would increase its proposal to acquire all of the outstanding Aspen common shares to $49.50 per Aspen common share (based on the closing price per Endurance common share on April 11, 2014, the last trading day prior to the public announcement of Endurance’s initial proposal to acquire Aspen), (ii) in light of the substantial ownership Aspen shareholders would have in the combined company, would invite a number of Aspen board members to join the board of the combined company and (iii) would take into account appropriate transition arrangements for Aspen’s senior management.

Commencing in early May 2014 and continuing throughout the month, Endurance and Morgan Stanley discussed and negotiated the terms of a potential bridge loan facility to fund, together with cash on hand at Endurance, the cash portion of the consideration payable to Aspen common shareholders.

On May 12, 2014, a representative of Goldman Sachs rejected, on behalf of Aspen, Endurance’s increased proposal as communicated to such representative on May 7, 2014 and advised that Aspen’s board and management were not interested in negotiating with Endurance.

Beginning on May 12, 2014, Endurance engaged in discussions with A.M. Best Company, Inc., Standard & Poor’s Financial Services LLC and Moody’s Investors Service regarding the increased proposal to acquire all of the outstanding Aspen common shares, including the terms of the potential bridge loan facility being discussed with Morgan Stanley.

On May 14, 2014, the board of directors of Endurance discussed Endurance’s acquisition proposal, the potential bridge loan and solicitation of Aspen common shareholders under consideration.

On May 21, 2014, the board of directors of Endurance (i) approved the terms of the bridge loan commitment letter between Endurance and Morgan Stanley, (ii) authorized the commencement by Endurance of an exchange offer for all of the Aspen common shares reflecting the terms of Endurance’s acquisition proposal and (iii) authorized the solicitation of Aspen common shareholders.

On June 2, 2014, Endurance delivered to Aspen’s board of directors in care of Mr. Jones the following letter:

“Dear Members of the Board:

It has now been four months since we first contacted you to engage in a confidential and friendly dialogue regarding a combination of our two companies that provides a compelling value proposition for your shareholders. On February 18, 2014, we made a specific written proposal that provided a substantial premium valuation for Aspen’s common shares, which was rejected without any discussion, leaving us no choice but to make our proposal public on April 14, 2014. On May 7, 2014, we approached you confidentially with an increased purchase price valuing Aspen’s common shares at $49.50 per share, only to be rebuffed again without any discussion whatsoever.

The time has come to give your shareholders the opportunity to speak for themselves regarding their support for this transaction. This morning, we will be announcing our increased purchase price of $49.50 per Aspen common share from our previously announced proposal of $47.50 per share, as well as the following actions:

•	Filing a preliminary solicitation statement with the SEC seeking the support of Aspen’s common shareholders:

¡	To convene a special general meeting, at which they would consider a proposal to increase the size of Aspen’s board of directors from 12 to 19 members, which would result in a majority of Aspen’s directors standing for election at Aspen’s 2015 annual general meeting; and

¡	For the proposal of a scheme of arrangement by Endurance, which will entail the holding of a court-ordered meeting of Aspen shareholders at which Aspen’s common shareholders would vote to approve a scheme of arrangement under Bermuda law pursuant to which Endurance would acquire all of Aspen’s outstanding common shares on financial terms no less favorable than those contained in this increased proposal; and

•	Commencing in the near future an exchange offer for all of Aspen’s common shares reflecting the same economic terms as this increased proposal.

Increased Proposal

Under the terms of our increased proposal, Endurance would acquire all of the common shares of Aspen for $3.2 billion, or $49.50 per Aspen share (based on 66.3 million fully diluted Aspen common shares as of April 25, 2014), with a combination of cash and Endurance common shares. The consideration is calculated based on the closing price per Endurance common share on April 11, 2014, the last trading day prior to Endurance’s announcement of its initial proposal to acquire Aspen.

Each Aspen common shareholder will have the right to receive for their Aspen common shares, at their election:

•	All cash ($49.50 for each Aspen share);

•	All Endurance common shares (0.9197 Endurance shares for each Aspen share); or

•	A combination of cash and Endurance common shares (0.5518 Endurance common shares and $19.80 in cash for each Aspen share).

The election will be subject to a customary proration mechanism to achieve an aggregate consideration mix of 40% cash and 60% Endurance common shares.

Our increased proposal represents a significant increase to our initial proposal and a premium valuation meaningfully in excess of the standalone potential value to Aspen common shareholders:

•	a 25.7% premium to Aspen’s unaffected closing share price of $39.37 on April 11, 2014;

•	a 19.5% premium to Aspen’s unaffected all-time high share price of $41.43 on December 31, 2013;

•	1.16x Aspen’s March 31, 2014 diluted book value per share and 1.21x Aspen’s December 31, 2013 diluted book value per share; and

•	11.8x 2014 consensus Street earnings estimates for Aspen.

In addition to the highly attractive premium and meaningful cash component of our increased proposal, the proposal is structured to be tax-free to Aspen common shareholders with respect to the Endurance common shares they receive in the transaction.

We have received a commitment letter from Morgan Stanley for a $1.0 billion bridge loan facility that will be utilized to fund, together with cash on hand at Endurance, the cash portion of the consideration payable to Aspen shareholders. This commitment replaces the equity commitment letter previously announced by Endurance, which has been terminated with the mutual consent of Endurance and the equity investors. Our increased proposal is not subject to a financing condition, and this simplified and improved financing plan provides greater certainty around the financing of the cash portion of our proposal for the benefit of your shareholders.

In addition, as conveyed to your financial advisor on May 7th, in light of the meaningful ownership Aspen shareholders will have in the combined company, we are prepared to invite a number of Aspen board members to join the board of the combined company and to take into account appropriate transition arrangements for Aspen’s senior management.

Next Steps

The actions we are announcing this morning provide Aspen’s shareholders with formal mechanisms to voice their support for the proposed transaction; however, it has been and remains our preference to complete this transaction on a consensual basis with Aspen’s board and management. We and our advisors remain prepared to immediately begin the negotiation of a definitive merger agreement, which we are confident can be completed expeditiously.

We look forward to commencing constructive discussions with Aspen regarding our increased proposal in the coming days.

Yours sincerely,

/s/ John Charman

John Charman

Chairman and Chief Executive Officer

Endurance Specialty Holdings Ltd.”

On June 2, 2014, Endurance issued a press release announcing, among other things, its acquisition proposal reflecting the increase in consideration to Aspen common shareholders from the initial Endurance proposal, that Endurance was filing this solicitation statement, that Endurance would be commencing an exchange offer in the near future, that Endurance had received a commitment letter from Morgan Stanley Senior Funding, Inc. relating to the $1.0 billion bridge loan facility and that Endurance and the equity investors had terminated the equity commitment letter by mutual consent. Endurance also announced that it expects to put in place permanent financing for the transaction consisting of a combination of investment grade debt and common equity on customary terms, and it believes that, pro forma for the transaction, its financial position will be well within the ratings criteria to maintain its current ratings.

On June 2, 2014, Aspen issued a press release announcing its rejection of Endurance’s acquisition proposal. On the same day, Endurance issued a statement responding to the Aspen press release.

On June 9, 2014, Endurance commenced an exchange offer for all of Aspen’s common shares reflecting the same economic terms as Endurance’s acquisition proposal.

On June 9, 2014, Aspen issued a press release confirming that Endurance had commenced an exchange offer to acquire all outstanding Aspen common shares on identical economic terms as Endurance’s acquisition proposal, which the press release noted the Aspen board of directors had previously rejected. The Aspen board of directors advised Aspen’s common shareholders to take no action with respect to the exchange offer until it issues its recommendation in a Schedule 14D-9 to be filed with the SEC.

On June 17, 2014, Aspen filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 containing the Aspen board of directors’ recommendation that Aspen common shareholders not tender their Aspen common shares in Endurance’s exchange offer, a related press release and investor presentation and a preliminary revocation solicitation statement on Schedule 14A. On the same day, Endurance issued a press release responding to the filings made by Aspen.

REASONS TO VOTE IN FAVOR OF THE AUTHORIZATIONS

Authorization 1 – Requisitioning the Aspen Special General Meeting

We are soliciting written requisitions that the Aspen board of directors convene the Aspen special general meeting in connection with Endurance’s proposal to acquire all Aspen common shares pursuant to Endurance’s acquisition proposal. Endurance believes that its acquisition proposal provides a compelling opportunity and an attractive premium to Aspen shareholders. Despite the repeated attempts of Endurance to engage in confidential and friendly discussions with Aspen regarding its proposals, the Aspen board of directors has refused to engage in any discussions with Endurance.

Pursuant to Bye-Law 86 of the Bye-Laws and Section 91(1A) of the Companies Act, the shareholders of Aspen, without Aspen board approval, may set the size of Aspen’s board of directors. Currently there are 12 directors on the Aspen board of directors. The Shareholder Proposal provides that the shareholders of Aspen will increase the size of Aspen’s board of directors from 12 directors to 19 directors.

If the Shareholder Proposal is approved by the Aspen common shareholders, there will be 7 vacancies on Aspen’s board of directors. Pursuant to Bye-Law 90, Aspen’s board of directors may fill vacancies on the board and any director appointed to fill such vacancy shall hold office until Aspen’s next annual general meeting.

Should the Aspen special general meeting be convened, the Shareholder Proposal will be considered by the Aspen common shareholders. The Shareholder Proposal will be approved, and the size of the Aspen board of directors will be increased to 19 directors, if a majority of votes cast at the Aspen special general meeting vote in favor of the Shareholder Approval. If the Shareholder Proposal is approved by the Aspen common shareholders at the Aspen special general meeting, Endurance intends to encourage Aspen’s board of directors to fill the vacancies with directors who will be willing to enter into good faith negotiations with Endurance.

If the Shareholder Proposal relating to the increase in the size of Aspen’s board of directors is approved by the Aspen common shareholders at the Aspen special general meeting, 10 of Aspen’s 19 directors (i.e., a majority of the Aspen board) will stand for election at Aspen’s 2015 annual general meeting. Endurance has not yet made a determination as to whether or not it will put forth an alternative slate of directors at Aspen’s 2015 annual general meeting of shareholders, although it reserves the right to do so. If Aspen and Endurance are able to reach an agreement with respect to Endurance’s acquisition proposal, then Endurance does not expect to propose an alternative slate of directors for election at Aspen’s 2015 annual general meeting. Any decision by Endurance relating to the nomination of an alternative slate of directors will be based on the facts and circumstances existing at such time including, among other things: the results at any special general meeting; the results of the voting by Aspen common shareholders in connection with this solicitation; actions taken by Aspen’s board of directors in connection with our acquisition proposal; the financial performance of Aspen; the ability of Endurance to identify qualified independent candidates to serve as nominees for director of Aspen; and economic and other conditions prevailing at such time.

Authorization 2 – Support for the Proposal of a Scheme of Arrangement

In the event that Aspen and Endurance do not enter into a negotiated merger agreement regarding our acquisition proposal, Endurance intends to pursue a scheme of arrangement pursuant to Section 99 of the Companies Act to acquire all of the outstanding Aspen common shares on financial terms no less favorable than those set forth in our acquisition proposal. Accordingly, Authorization 2, which is set forth below, requests

Aspen common shareholders to support the proposal of a scheme of arrangement by Endurance, which will entail the holding of a court-ordered meeting at which the Aspen common shareholders would consider and vote on the scheme of arrangement.

If Authorization 2 receives the support of at least 15% of the outstanding Aspen common shares (other than the Aspen common shares owned by Endurance), Endurance intends to apply to the Supreme Court of Bermuda to order a court-ordered meeting at which Aspen common shareholders would consider and vote on the scheme of arrangement pursuant to which Endurance would acquire all of the outstanding Aspen common shares on financial terms no less favorable than those set forth in Endurance’s acquisition proposal. The result of the shareholder vote on Authorization 2 may be presented by Endurance to the Supreme Court of Bermuda as evidence of Aspen common shareholder support for the scheme of arrangement.

Under a previous unrelated scheme of arrangement in Bermuda conducted on an unsolicited basis, the Supreme Court of Bermuda required the party pursuing the scheme to demonstrate that it had “real and solid indication of independent shareholder support” before it would order a special meeting of shareholders to consider and vote on the scheme of arrangement. Endurance believes that the support of 15% or more of Aspen’s outstanding common shares for the proposal of a scheme of arrangement, in addition to the 619,105 Aspen common shares owned by Endurance, should demonstrate real and solid indication of independent shareholder support sufficient for the Supreme Court of Bermuda to order the court-ordered meeting to consider and vote on the scheme of arrangement.

We are seeking your authorization and consent in Authorization 2 in order to represent to the Supreme Court of Bermuda that you support the holding of a court-ordered meeting at which Aspen common shareholders would consider and vote on the scheme of arrangement. Endurance intends to pursue such scheme if it receives authorizations and consents from Aspen common shareholders holding at least 15% of Aspen’s outstanding common shares (other than the Aspen common shares owned by Endurance), although there can be no assurance that the Bermuda Supreme Court will order such a meeting even if holders of 15% or more of Aspen’s outstanding common shares express support for the scheme.

The 15% threshold was a level determined by Endurance in its sole judgment and discretion; such percentage figure does not represent a legal requirement imposed by the Supreme Court of Bermuda or any other source of authority. In determining to set the threshold at 15%, Endurance considered that under Bermuda law, the holders of at least 10% of the voting share capital of Aspen have the statutory right to requisition a special general meeting of shareholders, and that the 15% threshold to evidence support for a court-ordered meeting of shareholders is a 1.5x multiple of such 10% amount. Endurance has set the threshold at 15% of the total outstanding Aspen common shares (whether or not voting), excluding the approximately 1% of the outstanding Aspen common shares owned by Endurance.

Endurance believes that Authorization 2 will provide the most direct evidence to the Supreme Court of Bermuda that Aspen’s shareholders support the holding of a court-ordered meeting at which Aspen common shareholders would then consider and vote on the scheme of arrangement. Endurance believes that the receipt of votes in favor of Authorization 1 by at least 10% of the voting share capital of Aspen would provide an indication that Aspen’s shareholders favor the opportunity to elect a majority of new independent Aspen board members that, subject to their fiduciary duties to Aspen, would potentially enter into good faith negotiations with Endurance regarding its acquisition proposal; however, since Authorization 1 does not specifically relate to a scheme of arrangement, let alone the specific scheme of arrangement being contemplated by Endurance, the Supreme Court of Bermuda might not find that approval for Authorization 1 evidences sufficient, clear and unambiguous support for the Court to order the court-ordered meeting.

By voting in favor of Authorization 2, Aspen common shareholders are merely providing their authorization and consent for Endurance to present the views of Aspen’s shareholders with respect to this matter as evidence to the Supreme Court of Bermuda as part of Endurance’s intended application for the court-ordered meeting. Voting in favor of Authorization 2 does not authorize Endurance to take any legal or binding action on behalf of the

Aspen common shareholders. Should the Supreme Court of Bermuda order the court-ordered meeting, Aspen common shareholders will then have the opportunity to vote on the scheme of arrangement at that meeting.

Endurance believes that a vote for Authorization 1 and Authorization 2 would send a clear message to the Aspen board of directors that the Aspen common shareholders support Endurance’s acquisition proposal and that Aspen should promptly enter into discussions with Endurance regarding Endurance’s acquisition proposal.

WE URGE YOU TO SEND THIS IMPORTANT MESSAGE TO THE ASPEN BOARD OF DIRECTORS BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. FOR DETAILED INSTRUCTIONS ON HOW TO VOTE, PLEASE SEE “SOLICITATION PROCEDURES” BELOW.

AUTHORIZATION 1

AUTHORIZATION TO REQUISITION A SPECIAL GENERAL MEETING OF

ASPEN SHAREHOLDERS

Aspen common shareholders are urged to provide a shareholder authorization and consent to requisition that the board of directors of Aspen convene an Aspen special general meeting in connection with a proposed increase in the size of Aspen’s board of directors from 12 directors to 19 directors.

If we are successful in soliciting written requisitions from the requisite Aspen shareholders and the Aspen special general meeting is convened, we will ask the Aspen common shareholders to approve the following resolution:

“The shareholders of Aspen Insurance Holdings Limited (“Aspen”) determine that the size of the board of directors of Aspen shall be increased from 12 directors to 19 directors effective immediately.”

The materials relating to the Aspen special general meeting will contain more detailed information concerning such meeting and the Shareholder Proposal to be acted upon at such meeting.

YOU ARE URGED TO VOTE “FOR” THIS AUTHORIZATION BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED WHITE CARD.

AUTHORIZATION 2

AUTHORIZATION TO SUPPORT THE PROPOSAL OF THE SCHEME OF ARRANGEMENT ENTAILING THE HOLDING OF A COURT-ORDERED MEETING

Despite the repeated attempts of Endurance to engage in discussions with Aspen regarding its acquisition proposals, the Aspen board of directors has refused. In the event that Aspen and Endurance do not enter into a negotiated merger agreement regarding Endurance’s acquisition proposal, Endurance intends to pursue a scheme of arrangement pursuant to Section 99 of the Companies Act to acquire all of the outstanding Aspen common shares on financial terms no less favorable than those set forth in Endurance’s acquisition proposal. Accordingly, Aspen common shareholders are urged to approve a shareholder authorization and consent as set forth in Authorization 2 to support the proposal of the scheme of arrangement by Endurance, which will entail the holding of a meeting of Aspen shareholders, if ordered by the Supreme Court of Bermuda, at which Aspen common shareholders would consider and vote on the scheme of arrangement.

A scheme of arrangement under Bermuda law is an arrangement between a company and its shareholders. If Authorization 2 receives the support of Aspen common shareholders holding at least 15% of the outstanding Aspen common shares (other than the Aspen common shares owned by Endurance), Endurance intends to apply to the Supreme Court of Bermuda to order a court-ordered meeting at which Aspen common shareholders would consider and vote on the scheme of arrangement. In order to implement the scheme of arrangement, the Aspen common shareholders must approve the scheme of arrangement at the court-ordered meeting, Aspen must separately approve the scheme of arrangement and the scheme of arrangement must be sanctioned by the Supreme Court of Bermuda. If the Aspen common shareholders approve the scheme of arrangement at the court-ordered meeting, the separate approval of Aspen of the scheme of arrangement can be provided by either (i) the Aspen board of directors voluntarily complying with the will of the Aspen common shareholders as expressed at the court-ordered meeting, or (ii) the Aspen common shareholders approving resolutions at a separate Aspen special general meeting, including a resolution for Aspen to approve and to be bound by the scheme of arrangement.

At the court-ordered meeting, Aspen common shareholders will be asked to approve the scheme of arrangement between Aspen and the Aspen common shareholders pursuant to Section 99 of the Companies Act which will provide for the consummation of the acquisition of all of the outstanding Aspen common shares on financial terms no less favorable than those set forth in Endurance’s acquisition proposal by means of a court-ordered scheme of arrangement.

The steps involved in the scheme of arrangement are as follows:

(1) Applying to the Supreme Court of Bermuda for an order giving directions for the holding and conduct of the court-ordered meeting.

(2) Holding the court-ordered meeting to consider and, if the Aspen common shareholders so determine, approve the scheme of arrangement. The scheme of arrangement must be approved by a majority in number of the holders of Aspen common shares, representing 75% or more in value of the Aspen common shares, present and voting at the court-ordered meeting.

(3) Requisitioning a special general meeting of Aspen shareholders. Endurance would file with the SEC a preliminary solicitation statement which, when filed in its definitive form, would be used to solicit written requisitions from the Aspen common shareholders that the Aspen board of directors call the Aspen special general meeting referred to in item (4) below.

(4) If necessary as a result of the Aspen board of directors failing to comply with the will of the Aspen common shareholders as expressed at the court-ordered meeting, holding an Aspen special general meeting to approve resolutions determined by Endurance to be reasonably necessary in connection with implementation of the scheme of arrangement, including a resolution for Aspen to approve and to be bound by the scheme of arrangement. Approval of each resolution at the Aspen special general meeting requires the affirmative vote of the holders of a majority of the Aspen common shares voting at the meeting, whether in person or by proxy.

(5) Applying to the Supreme Court of Bermuda to sanction the scheme of arrangement.

(6) Delivering a copy of the order of the Supreme Court of Bermuda sanctioning the scheme of arrangement to the Bermuda Registrar of Companies.

If for any reason the scheme of arrangement does not become effective in accordance with its terms, the scheme of arrangement will not be consummated and Aspen common shareholders will retain their existing holdings of Aspen common shares unless Endurance’s acquisition proposal is otherwise consummated.

The scheme of arrangement would be conditioned upon, among other things, the following:

•	Shareholder Approval: The shareholders of Endurance shall have approved the issuance of the Endurance common shares pursuant to the scheme of arrangement as required under the rules of the New York Stock Exchange (“NYSE”).

•	Registration Statement and NYSE Listing: The issuance of Endurance common shares pursuant to the scheme of arrangement shall have been registered under the Securities Act of 1933 pursuant to an effective registration statement or shall be exempt from the registration requirements thereof and such shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.

•	Regulatory Approval: Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of the required governmental authorities referred to or described in the solicitation statement relating to the scheme of arrangement shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired.

•	Pending Litigation: There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation before any governmental authority that, in the judgment of Endurance, is reasonably likely to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the scheme of arrangement, the transfer of all the outstanding Aspen common shares to Endurance in exchange for Endurance common shares and cash pursuant to the scheme of arrangement or is reasonably likely to prohibit or limit the full rights of ownership of Aspen common shares by Endurance or any of its affiliates.

•	No Material Adverse Change: Since December 31, 2013, there shall not have been any material adverse change (as described in the explanatory statement and solicitation statement relating to the scheme of arrangement) to Aspen and its subsidiaries, taken as a whole.

•	Conduct of Business: Each of Aspen and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of Endurance’s solicitation statement relating to the scheme of arrangement and prior to the commencement of the hearing by the Supreme Court of Bermuda to sanction the scheme of arrangement.

•	Shareholder Rights Plan: The rights issued under the shareholder rights plan adopted by Aspen shall not be distributable or become exercisable as a result of the effectiveness of the scheme of arrangement or at any time prior thereto.

The scheme of arrangement would be subject to additional conditions that would be described in the explanatory statement to the scheme and Endurance’s solicitation statement relating to the scheme of arrangement.

Upon the scheme of arrangement becoming effective, Endurance will acquire the Aspen common shares fully paid and free from all liens, equitable interests, charges, encumbrances and rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto, including the right to receive and retain all dividends and other distributions declared, paid or made thereon, on or after the effectiveness of the scheme of arrangement.

Upon the scheme of arrangement becoming effective, it will be binding on all Aspen shareholders, whether or not they attended or voted at the court-ordered meeting or at the Aspen special general meeting to implement the scheme of arrangement, if there shall be one (and if they attended and voted, whether or not they voted in favor).

Aspen common shareholders are not being asked to formally approve the scheme of arrangement, or any other transaction with Endurance. Rather, Authorization 2 provides Aspen common shareholders a means to clearly demonstrate their support for Endurance’s acquisition proposal, following which Endurance intends to commence formal proceedings in the Supreme Court of Bermuda to bring the scheme of arrangement to a binding vote of Aspen common shareholders.

For the reasons set forth above, we strongly recommend that you vote “FOR” the following Authorization:

“The shareholders of Aspen Insurance Holdings Limited (“Aspen”) support the proposal of a scheme of arrangement by Endurance Specialty Holdings Ltd. (“Endurance”), which will entail the holding of a meeting of Aspen shareholders, if ordered by the Supreme Court of Bermuda, at which Aspen common shareholders would consider and vote on a scheme of arrangement under Section 99 of the Companies Act 1981 of Bermuda, as amended, pursuant to which Endurance would acquire all of the outstanding common shares of Aspen on financial terms no less favorable than those set forth in Endurance’s acquisition proposal made on June 2, 2014.”

YOU ARE URGED TO VOTE “FOR” THIS AUTHORIZATION BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED WHITE CARD.

REQUISITIONING THE ASPEN SPECIAL GENERAL MEETING

Authorization 1 provides a shareholder authorization and consent to requisition that the board of directors of Aspen convene an Aspen special general meeting in connection with Endurance’s acquisition proposal. The requisite Aspen shareholders may, by executing and delivering written requisitions, cause the Aspen special general meeting to be convened. The procedures for convening the Aspen special general meeting are governed by the Bye-Laws and the Companies Act, which provide that the Aspen special general meeting shall be convened if the requisite Aspen shareholders have deposited at Aspen’s registered office a signed requisition for the meeting, stating the purpose or purposes for which the Aspen special general meeting is to be convened. Such requisition may consist of several documents in like form each signed by one or more requisitionists.

Based on Aspen’s preliminary revocation solicitation statement filed with the SEC on June 17, 2014, as of June 11, 2014, there were 65,458,110 Aspen common shares outstanding. Accordingly, assuming no changes to such number, holders of 6,545,811 Aspen common shares (inclusive of the 619,105 Aspen common shares owned by Endurance) must execute and deliver written requisitions to us for deposit at Aspen’s registered office in order to cause the Aspen special general meeting to be convened. Endurance intends to execute a written requisition for the Aspen special general meeting with respect to the Aspen common shares beneficially owned by Endurance.

If we obtain sufficient executed written requisitions for the Aspen special general meeting, we intend to request the board of directors of Aspen to convene the Aspen special general meeting to consider and act upon the Shareholder Proposal, and we will file with the SEC, and provide to Aspen common shareholders, materials relating to the matters to be considered at the Aspen special general meeting.

Under the Companies Act, if, following the receipt of validly executed written requisitions from the requisite Aspen shareholders, the board of directors of Aspen fails to proceed duly within 21 days from the date of the deposit of the requisitions with Aspen to convene the Aspen special general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a special general meeting, but any such meeting so convened shall not be held after the expiration of three months from the date of the deposit of the requisitions with Aspen. By submitting your fully executed written requisition, you will be authorizing Endurance to convene the Aspen special general meeting on your behalf if the board of directors of Aspen fails to proceed within 21 days from the date of deposit of the requisitions with Aspen to convene the Aspen special general meeting.

Under the Bye-Laws, Aspen must deliver written notice to the Aspen common shareholders of the Aspen special general meeting at least 21 days prior to the meeting (exclusive of the day on which it is served or deemed to be served and of the day for which it is given) and notice is deemed served (i) if sent by personal delivery, at the time of delivery, (ii) if sent by post, 48 hours after it was put in the post, (iii) if sent by courier or facsimile, 24 hours after sending, (iv) if sent by email or other mode of representing or reproducing words in a legible and non—transitory form or as an electronic record by electronic means, 12 hours after sending, or (v) if published as an electronic record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Aspen common shareholder. For the purpose of determining shareholders entitled to notice of or to act at the Aspen special general meeting, the Aspen board of directors may fix the record date if the Aspen board of directors proceeds duly within 21 days from the date of the deposit of the requisitions to convene the Aspen special general meeting. If the Aspen board of directors fails to proceed duly within 21 days from the date of the deposit of the requisitions to convene the Aspen special general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves fix the record date for such meeting.

If the Aspen special general meeting is convened, Aspen common shareholders will be furnished with notice of the Aspen special general meeting and materials regarding the Shareholder Proposal to be considered at the Aspen special general meeting. These materials will contain more detailed information concerning the special general meeting and the Shareholder Proposal to be acted upon at the Aspen special general meeting. Such materials, when filed, will also be available to the public without charge on the SEC’s website (www.sec.gov) or from Endurance, by directing a request to Georgeson Inc., 480 Washington Boulevard, 26th floor, Jersey City, NJ 07310, toll free at (877) 278-9672 or by email at enduranceaspen@georgeson.com.

We are not seeking your proxy or consent at this time for the Shareholder Proposal that would be considered at the Aspen special general meeting. We are not seeking your proxy or consent at this time for the scheme of arrangement. We are only soliciting your written authorization and consent to requisition the Aspen board of directors to convene the Aspen special general meeting and your authorization to support the holding of a court-ordered meeting relating to the scheme of arrangement.

SOLICITATION PROCEDURES

Pursuant to this solicitation statement, we are soliciting authorizations and consents from Aspen shareholders to (1) requisition that the board of directors of Aspen convene an Aspen special general meeting to increase the size of Aspen’s board of directors from 12 directors to 19 directors, and (2) support the holding of a court-ordered meeting at which Aspen common shareholders would consider and vote on the scheme of arrangement.

By approving Authorization 1, an Aspen common shareholder is requisitioning the board of directors of Aspen to convene the Aspen special general meeting. Please note that a written requisition to convene the Aspen special general meeting does not grant Endurance the power to vote your Aspen common shares at the Aspen special general meeting and does not commit you to cast any vote in favor or against any proposal to be brought at the Aspen special general meeting. The written requisition does, however, give Endurance the power and authority to convene the Aspen special general meeting on behalf of the requisite Aspen shareholders, assuming written requisitions are executed by the requisite Aspen shareholders and deposited by Endurance with Aspen, if the board of directors of Aspen fails to proceed duly within 21 days from the date of the deposit of the requisitions with Aspen to convene the Aspen special general meeting. In such case, the Aspen special general meeting must be convened within three months from the date the requisitions are deposited by Endurance with Aspen.

By approving Authorization 2, an Aspen common shareholder is supporting the proposal of the scheme of arrangement, which will entail the holding of a court-ordered meeting at which Aspen common shareholders would consider and vote on the scheme of arrangement. Please note that a shareholder authorization to support the proposal of the scheme of arrangement and holding of a court-ordered meeting does not grant Endurance the power to vote your Aspen common shares at the court-ordered meeting and does not commit you to cast any vote in favor or against any proposal to be brought at the court-ordered meeting. If Authorization 2 receives the support of at least 15% of the outstanding Aspen common shares (other than the Aspen common shares owned by Endurance), Endurance intends to apply to the Supreme Court of Bermuda to order a court-ordered meeting at which Aspen common shareholders would consider and vote on the scheme of arrangement, although there can be no assurance that the Court would order the meeting.

Procedures for submitting the authorizations and consents are as follows and will depend on how your Aspen common shares are held:

(1)	If you own shares of record, meaning that your Aspen common shares are represented by certificates or book entries in your name so that you appear as a record shareholder in the transfer books maintained by the Aspen common share transfer agent, please complete, sign, date and return the enclosed WHITE card to Endurance Specialty Holdings Ltd., care of Georgeson, in the postage-paid envelope enclosed.

(2)	If you own Aspen common shares through a bank, broker or other nominee (in “street name”), only your bank, broker or other nominee can submit a WHITE card in respect of your Aspen common shares and only upon receipt of your specific instructions. If your Aspen common shares are held in “street name,” deliver the enclosed WHITE card to your bank, broker or other nominee or contact the person responsible for your account to ensure that a WHITE card is submitted on your behalf. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Endurance Specialty Holdings Ltd., care of Georgeson Inc., 480 Washington Boulevard, 26th floor, Jersey City, NJ 07310 or toll free at (877) 278-9672, fax number (201) 222-4151, so that Endurance will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Once we receive executed WHITE cards from the requisite Aspen shareholders, we intend to deposit the requisitions with Aspen and request that the board of directors of Aspen send within 21 days of such time notice of the Aspen special general meeting. We will issue a press release or file a Form 8-K promptly upon making such deposit and request. We urge you to return your executed WHITE card as promptly as practicable to enable us to timely requisition the Aspen special general meeting.

You may revoke your authorizations and consents at any time prior to our deposit of the requisitions to Aspen, by submitting a written notice of revocation to either (i) Endurance Specialty Holdings Ltd., care of Georgeson Inc., 480 Washington Boulevard, 26th floor, Jersey City, NJ 07310, or (ii) the principal executive offices of Aspen (Attention: Secretary) at 141 Front Street, Hamilton HM 19, Bermuda. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the authorizations previously given are no longer effective. Shareholders who hold their Aspen common shares in street name will need to notify their bank, broker or other nominee to revoke or withdraw previously given instructions. In the event that Aspen solicits in opposition to the Authorizations, Aspen common shareholders may revoke a previously furnished WHITE card by submitting a later dated card provided by Aspen. We request that a copy of any card sent to Aspen or any revocation notification sent to a bank, broker, or other nominee also be sent to Endurance Specialty Holdings Ltd., care of Georgeson, at the address above. Unless revoked in the manner set forth above, duly executed requisitions in the form enclosed may be submitted by Endurance to Aspen. Upon receipt of requisitions from the requisite Aspen shareholders in favor of the Aspen board of directors convening the Aspen special general meeting, we intend to deposit the requisitions with Aspen.

If you have any questions about executing or delivering your WHITE card or require assistance, please contact:

480 Washington Boulevard

26th Floor

Jersey City, NJ 07310

Shareholders, Banks and Brokers

Call Toll Free: at (877) 278-9672

Email: enduranceaspen@georgeson.com

This solicitation is being made by Endurance, and not on behalf of Aspen or Aspen’s board of directors. At this time, we are not seeking your proxy or consent for the Shareholder Proposal. We are not seeking your proxy or consent at this time for the scheme of arrangement. We are only soliciting your written authorization and consent to requisition the Aspen board of directors to convene the Aspen special general meeting and your authorization to support the holding of a court-ordered meeting. After the Aspen special general meeting has been convened, we will furnish you materials regarding the Shareholder Proposal to be considered at the Aspen special general meeting. If the court-ordered meeting is convened, we will send you materials with respect to the proposed scheme of arrangement. Your vote is important, no matter how many or how few shares you own. We urge you to complete, sign, date and return the enclosed WHITE card.

Endurance intends to publicly announce, either through a press release or Form 8-K, (i) the voting results of Authorization 1 when the requisitions to convene the Aspen special general meeting are deposited with Aspen, and (ii) the voting results of Authorization 2 when Endurance applies to the Supreme Court of Bermuda to order a meeting of Aspen shareholders to consider and vote on the scheme of arrangement. In addition, Endurance intends to retain an independent inspector of elections to certify the voting results of the Authorizations.

CERTAIN INFORMATION ABOUT ASPEN

Aspen is a Bermuda exempted company with its principal executive offices at 141 Front Street, Hamilton HM 19, Bermuda. The telephone number of Aspen is (441) 295-8201. Aspen’s common shares are quoted on the NYSE under the ticker symbol “AHL.”

Aspen is subject to the informational filing requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and in accordance therewith it files periodic reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by Aspen with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.W., Room 1580, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Aspen’s filings with the SEC are also available to the public without charge on the SEC’s website (www.sec.gov).

Information with respect to the beneficial ownership of Aspen common shares by the directors and executive officers of Aspen as of June 11, 2014 is contained in Aspen’s preliminary revocation solicitation statement filed with the SEC on June 17, 2014, and is set forth in Schedule I to this solicitation statement.

INFORMATION CONCERNING THE PARTICIPANTS IN THE SOLICITATION

Endurance Specialty Holdings Ltd. is a Bermuda exempted company, with its principal executive offices located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda. The telephone number of Endurance is (441) 278-0400. Endurance is a global specialty provider of property and casualty insurance and reinsurance and conducts its operations worldwide through subsidiaries based in Bermuda, the United States and the United Kingdom. At March 31, 2014, Endurance had total shareholders’ equity of $3 billion and total assets of $9.79 billion. Endurance’s common shares are traded on the NYSE under the symbol “ENH” and, as of June 17, 2014, the last practicable date prior to the filing of this solicitation statement, Endurance had a market capitalization of approximately $2.3 billion. As of March 31, 2014, Endurance had approximately 936 employees. As of the date this solicitation statement was first mailed to Aspen common shareholders, Endurance was the owner of 619,105 Aspen common shares, or less than 1% of the outstanding Aspen common shares.

Information for the directors and certain executive officers and employees of Endurance and its subsidiaries who are considered to be participants in this solicitation and certain other information is set forth in Schedule II to this solicitation statement. Other than as set forth herein or in Schedule II, none of Endurance or any of the participants set forth in Schedule II hereto, nor any of their respective associates, have any interest, direct or indirect, by security holdings or otherwise, in Endurance’s acquisition proposal.

SOLICITATION OF AUTHORIZATIONS

Except as set forth below, Endurance will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of requisitions in connection with this solicitation. Endurance does not intend to seek reimbursement from Aspen for the cost of this solicitation.

Authorizations and consents will be solicited by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. The directors, executive officers and employees of Endurance listed in Schedule II hereto may assist in the solicitation of authorizations and consents without any additional remuneration.

Endurance has retained Georgeson for solicitation and advisory services in connection with the solicitation contemplated hereby, for which Georgeson is entitled to receive fees of up to $100,000 (which is exclusive of any fees payable in connection with the exchange offer). Up to 30 people may be employed by Georgeson in connection with the solicitation. Endurance has also agreed to reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges. Georgeson will solicit authorizations from individuals, brokers, banks, bank nominees and other institutional holders. The entire expense of soliciting authorizations and consents by or on behalf of Endurance is being borne by Endurance.

If you have any questions concerning this solicitation statement or the procedures to be followed to execute and deliver an authorization and consent, please contact Georgeson at the address or telephone number specified in this solicitation statement.

SHAREHOLDER PROPOSALS FOR ASPEN’S 2015 ANNUAL GENERAL MEETING

According to Aspen’s Proxy Statement on Schedule 14A filed with the SEC on March 12, 2014 (the “Aspen 2014 Proxy Statement”), for any proposal submitted by a shareholder to be considered for inclusion in Aspen’s proxy materials for the 2015 annual general meeting of shareholders, including shareholder proposals for director nominees, it must be received by Aspen at its registered office located at 141 Front Street, Hamilton HM 19, Bermuda addressed to the Secretary by November 12, 2014. Such proposals must comply with the requirements of Rule 14a-8 of the Exchange Act. According to the Aspen 2014 Proxy Statement, in order for shareholder proposals made outside the processes of Rule 14a-8 of the Exchange Act to be considered timely for purposes of Rule 14a-4(c) of the Exchange Act, the proposal must be received by Aspen at its registered office located at 141 Front Street, Hamilton HM 19, Bermuda, addressed to the Secretary, by January  26, 2015.

FORWARD-LOOKING STATEMENTS

Some of the statements in this solicitation statement may include, and Endurance may make related oral, forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. These statements may also include assumptions about our proposed acquisition of Aspen (including its benefits, results, effects and timing). Statements which include the words “should,” “would,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this solicitation statement for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, the effects of competitors’ pricing policies, greater frequency or severity of claims and loss activity, changes in market conditions in the agriculture insurance industry, termination of or changes in the terms of the U.S. multiple peril crop insurance program, a decreased demand for property and casualty insurance or reinsurance, changes in the availability, cost or quality of reinsurance or retrocessional coverage, our inability to renew business previously underwritten or acquired, our inability to maintain our applicable financial strength ratings, our inability to effectively integrate acquired operations, uncertainties in our reserving process, changes to our tax status, changes in insurance regulations, reduced acceptance of our existing or new products and services, a loss of business from and credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, the unavailability of capital in the future, developments in the world’s financial and capital markets and our access to such markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. Additional risks and uncertainties related to the proposed transaction include, among others, uncertainty as to whether Endurance will be able to enter into or consummate the transaction on the terms set forth in Endurance’s acquisition proposal, the risk that our or Aspen’s shareholders do not approve the transaction, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, uncertainty as to whether Aspen shareholders tender into the exchange offer, uncertainty as to the actual premium of the Endurance share component of the proposal that will be realized by Aspen shareholders in connection with the transaction, competitive responses to the transaction, the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated, the risk that the conditions to the closing of the transaction are not satisfied, costs and difficulties related to the integration of Aspen’s businesses and operations with Endurance’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our most recent reports on Form 10-K and Form 10-Q and the risk factors included in Aspen’s most recent reports on Form 10-K and Form 10-Q and other documents of Endurance and Aspen on file with the SEC. Any forward-looking statements made in this solicitation statement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Endurance will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.

SCHEDULE I

THE FOLLOWING TABLE IS DERIVED FROM THE ASPEN PRELIMINARY REVOCATION

SOLICITATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

ON JUNE 17, 2014

BENEFICIAL OWNERSHIP

The following table sets forth information as of June 11, 2014 regarding beneficial ownership of Aspen common shares and the applicable voting rights attached to such share ownership in accordance with Aspen’s Bye-Laws by:

•	each person known by Aspen to beneficially own approximately 5% or more of Aspen’s outstanding common shares;

•	each of Aspen’s directors;

•	each of Aspen’s named executive officers; and

•	all of Aspen’s executive officers and directors as a group.

As of June 11, 2014, 65,458,110 Aspen common shares were outstanding.

Name and Address of Beneficial Owner(1)	Number of Ordinary Shares(2)	Percentage of Ordinary Shares Outstanding(2)
FMR LLC(3)	4,540,477	6.92%
Vanguard Group Inc.(4)	3,616,900	5.51%
Dimensional Fund Advisors LP(5)	3,482,780	5.31%
Glyn Jones(6)	91,999	*
Christopher O’Kane(7)	189,311	*
John Worth(8)	5,457	*
James Few(9)	48,057	*
Brian Boornazian(10)	57,010	*
Mario Vitale(11)	27,344	*
Liaquat Ahamed(12)	19,227	*
Albert Beer(13)	9,722	*
Richard Bucknall(14)	25,380	*
John Cavoores(15)	15,887	*
Heidi Hutter(16)	57,163	*
Gordon Ireland(17)	2,837	*
Peter O’Flinn(18)	16,467	*
Ronald Pressman(19)	7,121	*
Gary Gregg(20)	7,410	*
Bret Pearlman(21)	1,449	*
All directors and executive officers as a group (25 persons)	762,593	1.17

*	Less than 1%.
(1)	Unless otherwise stated, the address for each director and executive officer is c/o Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM 19, Bermuda.
(2)

Represents the outstanding ordinary shares as of June 11, 2014, except for unaffiliated shareholders, whose information is disclosed as of the dates of their Schedule 13G noted in their respective footnotes. With respect to the directors and executive officers, includes ordinary shares that may be acquired within 60 days of June 11, 2014 upon (i) the exercise of vested options and (ii) awards issuable for ordinary shares,

I-1

in each case, held only by such person. The percentage of ordinary shares outstanding reflects the amount outstanding as of June 11, 2014. However, the beneficial ownership for non-affiliates is as of the earlier dates referenced in their respective footnotes. Accordingly, the percentage ownership may have changed following such Schedule 13G filings.
(3)	Based on Schedule 13G filed with the SEC on February 14, 2014 by FMR LLC, 245 Summer Street Boston, Massachusetts 02210 U.S.A.
(4)	Based on Schedule 13G/A filed with the SEC on February 11, 2014 by Vanguard Group Inc., 100 Vanguard Blvd Malvern, Pennsylvania 19355 U.S.A.
(5)	Based on Schedule 13G filed with the SEC on February 10, 2014 by Dimensional Fund Advisors LP, Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746 U.S.A.
(6)	Represents 91,999 ordinary shares held by Mr. Jones.
(7)	Includes 189,311 ordinary shares held by Mr. O’Kane.
(8)	Represents 5,457 ordinary shares held by Mr. Worth.
(9)	Represents 48,057 ordinary shares held by Mr. Few.
(10)	Represents 57,010 ordinary shares held by Mr. Boornazian.
(11)	Represents 27,344 ordinary shares held by Mr. Vitale.
(12)	Represents 19,227 ordinary shares held by Mr. Ahamed.
(13)	Represents 9,722 ordinary shares held by Mr. Beer.
(14)	Represents 25,380 ordinary shares held by Mr. Bucknall.
(15)	Represents 15,887 ordinary shares held by Mr. Cavoores.
(16)	Ms. Hutter, one of Aspen’s directors, is the beneficial owner of 39,781 ordinary shares. As Chief Executive Officer of The Black Diamond Group, LLC, Ms. Hutter has shared voting and investment power over the 17,382 ordinary shares beneficially owned by The Black Diamond Group, LLC. The business address of Ms. Hutter is c/o Black Diamond Group, 515 Congress Avenue, Suite 2220, Austin, Texas 78701.
(17)	Represents 2,837 ordinary shares held by Mr. Ireland.
(18)	Represents 16,467 ordinary shares held by Mr. O’Flinn.
(19)	Represents 7,121 ordinary shares held by Mr. Pressman.
(20)	Mr. Gregg was appointed to the Board on April 24, 2013. This amount represents 7,410 shares, of which 5,300 were purchased by Mr. Gregg.
(21)	Mr. Pearlman was appointed to the Board on July 24, 2013. This amount represents 1,449 ordinary shares held by Mr. Pearlman.

I-2

SCHEDULE II

INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS

AND EMPLOYEES OF ENDURANCE AND ITS SUBSIDIARIES WHO ARE PARTICIPANTS

The following table sets forth certain information with respect to each director and executive officer of Endurance and its subsidiaries and each person that is a participant in the solicitation. Unless otherwise indicated, the current business address of each person is Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda and the current business telephone number is (441) 278-0400. With respect to each executive officer or employee of Endurance each occupation set forth opposite such individual’s name refers to employment with Endurance.

None of the participants set forth in this Schedule II, nor any of their respective associates, have any interest, direct or indirect, by security holdings or otherwise, in excess of one percent, in Aspen.

DIRECTOR PARTICIPANTS

Name and Current Business Address	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

John T. Baily	Mr. Baily has been a director since August 2003 and currently serves as Chairman of the Audit Committee and as a member of the Finance Committee of the board of directors of Endurance. Mr. Baily was formerly President of Swiss Re Capital Partners, where he worked from 1999 to 2002. Prior to joining Swiss Re, Mr. Baily was a partner at PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand) for 23 years, serving as the head of the Coopers & Lybrand Insurance Practice Group for 13 years. Mr. Baily also serves on the boards of directors of Golub Capital BDC, RLI Corp. and Albright College and was a director of NYMAGIC, Inc. from 2003 through 2010 and Erie Indemnity Company from 2003 through 2008. Mr. Baily is a graduate of both Albright College (cum laude, BS, Economics) and the University of Chicago (MBA), has served on the board of Coopers & Lybrand and as Chairman of the AICPA Insurance Companies Committee.

Norman Barham	Mr. Barham has been a director since August 2004 and currently serves as Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of the board of directors of Endurance. Mr. Barham was Vice Chairman and President of Global Operations of Marsh, Inc., the largest diversified insurance brokerage and risk management services company in the world, from 1997 to 2000. Prior to joining Marsh, Inc., Mr. Barham held numerous senior management roles in various parts of Johnson & Higgins from 1975 to 1997, prior to the merger of Johnson & Higgins and Marsh & McLennan Companies, including President, Chief Technical Officer and Head of Global Property Insurance. Mr. Barham currently serves on the board of directors of Queens College and Frenchman’s Creek. Mr. Barham was chairman of the board of directors of Coral Insurance Company (“Coral”), a Florida domiciled property casualty insurance company, from 2004 until April 2009. On April 9, 2009, Coral was placed into receivership for purposes of rehabilitation. The Florida Department of Financial Services was appointed receiver of Coral.

Galen R. Barnes	Mr. Barnes has been a director since May 2004 and currently serves as a member of the Compensation Committee and the Risk Committee of the Board. Mr. Barnes was formerly President and Chief Operating Officer of Nationwide Mutual Insurance, where he worked from 1975 to 2003. Mr. Barnes held numerous senior and general management roles in various parts of the Nationwide organization, having previously been President of Nationwide Property and Casualty Affiliates, and President and Chief Operating Officer of Wausau Insurance. Mr. Barnes has also served on the board or committees for the Insurance Services Office, Inc., the Alliance of American Insurers, National Council on Compensation Insurance and as a member of the Property and Casualty CEO Roundtable. Mr. Barnes received his Fellowship in the Casualty Actuarial Society in 1977. He serves as a board member of unaffiliated Comenity Capital Bank of Salt Lake City, Utah, as a voluntary director of the Self Insurance Board of The Ohio State University and a voluntary director of the Grey Oaks Country Club in Naples, Florida.

William H. Bolinder	Mr. Bolinder has been a director of Endurance since December 2001 and was the lead independent director of Endurance from November 2006 to March 2011, a position he resumed in May 2013. Mr. Bolinder served as Chairman of the board of directors of Endurance from March 2011 to May 2013 and currently serves as a member of the Nominating and Corporate Governance Committee and the Risk Committee of the board of directors of Endurance. In June 2006, Mr. Bolinder retired as President, Chief Executive Officer and a director of Acadia Trust N.A., a financial services company, positions he had held since 2003. He had previously been a member of the Group Management Board for Zurich Financial Services Group. He was the head of the North America business division (excluding U.S. Personal Lines) from 1994 to 2002, and the Latin America business division from 1996 to 2002, as well as the Corporate and Commercial Customer Division of Zurich Financial Services Group from 1998 to 2002. In 1994, he was elected to the Group Executive Board at Zurich Financial Services Group’s home office and became responsible for managing the Zurich Financial Services Group companies in the United States and Canada as well as Corporate/Industrial Insurance, Zurich International (Group) and Risk Engineering. Mr. Bolinder joined Zurich American Insurance Company, USA in 1986 as Chief Operating Officer and became Chief Executive Officer in 1987. Mr. Bolinder has been a director of Genworth Financial, Inc. since October 2010. Mr. Bolinder was a director of Quanta Capital Holdings Ltd. from January 2007 to October 2008. Mr. Bolinder was a director of Coral Insurance Company, a Florida domiciled property casualty insurance company, from March 2008 until April 2009. On April 9, 2009, Coral was placed into receivership for purposes of rehabilitation. The Florida Department of Financial Services was appointed receiver of Coral. Mr. Bolinder has also served on the board and committees of the American Insurance Association, American Institute for Chartered Property Casualty Underwriting, Insurance Institute for Applied Ethics, Insurance Institute of America, Insurance Services Office, Inc. and the National Association of Independent Insurers.

Steven W. Carlsen, PhD	Dr. Carlsen has been a director since February 2006. Dr. Carlsen is President of Shadowbrook Advising Inc., a consulting firm providing advisory and analytical services to insurance and reinsurance companies, as well as to private equity and hedge fund groups investing in these areas. Prior to retiring from Endurance and reactivating his consulting practice in 2006, Dr. Carlsen was a founding member of Endurance, helping to raise the initial capital in 2001. He served at various times as Endurance’s Chief Operating Officer, Chief Underwriting Officer and as President of its U.S. reinsurance subsidiary. Until June 1, 2008, Dr. Carlsen provided Endurance with underwriting and operating services on a part-time basis as a consultant. Dr. Carlsen began his career as a property facultative underwriter in 1979 and later as a treaty account executive for Swiss Reinsurance Company. He joined NAC Re in 1986, ultimately heading their Property and Miscellaneous Treaty Department (which included aviation, marine, surety and finite business). He managed NAC Re’s retrocessions and was involved in the formation of their U.K. company. In 1994, Dr. Carlsen left NAC Re to join CAT Limited as their Chief Underwriter-North America and in 1997 was co-founder of CAT Limited’s finite insurer, Enterprise Re. From 1999 until he joined Endurance in 2001, Dr. Carlsen worked as a consultant, principally with three Morgan Stanley Private Equity insurance ventures and the Plymouth Rock Group. Dr. Carlsen holds a BA in Mathematics from Cornell University and received his PhD in Economics from Fordham University’s Graduate School of Arts and Sciences in May 2013.

John R. Charman	Mr. Charman joined Endurance in May 2013 as Chairman of the board of directors of Endurance and Chief Executive Officer. Mr. Charman currently serves as a member of the Finance Committee and the Risk Committee of the board of directors of Endurance. Mr. Charman has four decades of global experience in the insurance industry and has been in a senior underwriting position since 1975 and a CEO role since 1981. Most recently, Mr. Charman founded Axis Capital Holdings Limited in 2001 and served for 11 years as its Chief Executive Officer and President. From 2000 to 2001, Mr. Charman served as Deputy Chairman of ACE INA Holdings and President of ACE International. Mr. Charman also served as Chief Executive Officer at ACE Global Markets from 1998 to 2001. Prior to that, Mr. Charman was the Chief Executive Officer of Tarquin plc, the parent company of the Charman Underwriting Agencies at Lloyd’s, which was sold to Ace Limited in 1998. Mr. Charman was the Deputy Chairman of the Council of Lloyd’s and a member of the Lloyd’s Core Management Group and Lloyd’s Market Board between 1995 and 1997, which was during the financial crisis at Lloyd’s. Mr. Charman held the position of Second Deputy Chairman of the Association of Bermuda Insurers and Reinsurers from January 2011 to June 2012. Mr. Charman is currently a member of the Board of the Masterworks Museum of Bermuda Art.

Susan S. Fleming, PhD	Dr. Fleming has been a director of Endurance since May 2011 and currently serves as a member of the Compensation Committee and the

Risk Committee of the board of directors of Endurance. Dr. Fleming worked at Capital Z Financial Services, a private equity firm, as a Principal from 1998 to 2001 and as Partner from 2001 to 2003. She was Vice President at Insurance Partners Advisors, LP, a private equity firm, from 1994 to 2003 and held various positions at Morgan Stanley and Company from 1992 to 1994. Dr. Fleming is currently a consultant and Senior Lecturer in management, finance and entrepreneurship at Cornell University. Dr. Fleming has been a director of Virtus Investment Partners, Inc., a publicly traded asset management company since January 2009. She also served as a director of Universal American Financial Corp., a family of specialty healthcare companies, from July 1999 to December 2003, PXRE Group, Ltd., a property reinsurer, from April 2002 to April 2005, Ceres Group, Inc., an insurance and annuity products provider, from February 2000 to August 2006 and Quanta Capital Holdings, Ltd., a specialty insurance and reinsurance holding company, from July 2006 to October 2008.

Scott D. Moore	Mr. Moore has been a director of Endurance since May 2011 and currently serves as Chairman of the Risk Committee and as a member of the Audit Committee of the board of directors of Endurance. Mr. Moore was the Chief Executive Officer of PartnerRe U.S., a reinsurance company, from 1998 to 2009. Prior to that, Mr. Moore served as the Executive Vice President and Chief Financial Officer of PartnerRe Ltd. from 1993 to 1998. Mr. Moore was employed for 13 years (three years as a Partner) with Coopers & Lybrand LLP, specializing in the insurance industry.

William J. Raver	Mr. Raver has been a director since May 2006. From July 2006 through January 2008, Mr. Raver served as the Chief Executive Officer and Chief Investment Officer of the National Railroad Retirement Investment Trust (“NRRIT”), where he led a 20-person staff, overseeing investment activity of the trust fund established by federal legislation in 2001 to manage certain defined benefit retirement assets of the U.S. railway industry, then totaling $30 billion. From 1997 until he joined NRRIT in 2006, Mr. Raver was with Verizon Investment Management Corporation, most recently as Chief Operating Officer. In this role, he shared investment responsibility for $65 billion of Verizon retirement and savings plan assets and was the officer in charge of trust fund financial reporting and fiduciary functions. From 1994 to 1997, Mr. Raver was Senior Vice President, Chief Administrative Officer, and Director of Research at Evaluation Associates, an investment consulting firm. His earlier career includes senior-level positions in corporate treasury with Young & Rubicam, Cadbury Schweppes, Stauffer Chemical and Avon Products. Mr. Raver currently serves on a number of investment advisory boards.

Robert A. Spass

Mr. Spass has been a director since July 2002 and currently serves as a member of the Compensation Committee and the Finance Committee of the board of directors of Endurance. Mr. Spass is a Partner of Capital Z Partners, an investment firm he joined as a founding partner in 1998. Prior to 1998, Mr. Spass was the Managing Partner and co-founder of Insurance Partners Advisors, L.P. Mr. Spass was also President and CEO of International Insurance Advisors, Inc., the management company of International Insurance Investors, L.P. Prior to joining International Insurance Investors, Mr. Spass was a Director of Investment Banking at Salomon Brothers with responsibility for corporate finance relationships with the insurance industry. He currently serves on the board of directors of Universal American Corp., Lancashire Holdings Limited and MountainView Capital Holdings, LLC.

PARTICIPANT EXECUTIVE OFFICERS AND EMPLOYEES

Name and Current Business Address	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

John R. Charman	See information above under “Director Participants.”

John V. Del Col	Mr. Del Col has been Endurance’s General Counsel and Secretary since January 2003 and Executive Vice President, Acquisitions since February 2007. From October 1999 until January 2003, Mr. Del Col served as Executive Vice President, General Counsel, and Secretary of Trenwick Group Ltd. and its predecessor company, Trenwick Group Inc., a property and casualty reinsurer. Mr. Del Col was Vice President, General Counsel, and Secretary of Chartwell Re Corporation, a property and casualty reinsurer, from January 1998 until its merger with and into Trenwick Group Inc. in October 1999. From July 1994 until December 1997, Mr. Del Col was the Deputy General Counsel and Assistant Secretary at MeesPierson Holdings Inc., a Dutch merchant bank. From November 1991 until July 1994, Mr. Del Col was an associate in the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P. Prior thereto, Mr. Del Col was an associate in the law firm of Sullivan & Cromwell.

Jerome Faure	Mr. Faure was named Chief Executive Officer, Global Reinsurance of Endurance, effective March 2013. Over his 25 year career, Mr. Faure has held senior underwriting and management positions in a number of global reinsurance companies. Most recently, he was a Partner in ILS Capital Management in Bermuda focused on Insurance Linked Securities, Industry Loss Warranties and collateralized reinsurance. Prior to that, he served as Director and Chief Underwriting Officer for Tokio Millennium Re, Ltd. where he managed their Bermuda-based reinsurance operations offering a range of U.S. and international products. Mr. Faure started his reinsurance career at the SCOR Group, progressing through a number of positions of increasing responsibility in Paris, Tokyo, London and New York. He became President & Chief Executive Officer of SCOR US Corporation and a member of the SCOR Group Executive Committee responsible for worldwide Property & Casualty. Mr. Faure holds B.S. degrees from ENSTA Paris, and INSTN Saclay France, and a M.S. degree in Nuclear Engineering from the University of Illinois.

John A. Kuhn	Mr. Kuhn was named Chief Executive Officer, Global Insurance, of Endurance, effective November 2012. Mr. Kuhn joined Endurance from Axis Capital where his most recent role was Chief Underwriting Officer, Axis Insurance, responsible for the worldwide insurance operations and, prior to that, Chief Executive Officer, North American Division, Axis Insurance. He joined Axis Capital in 2003 when the company acquired Kemper Insurance’s Financial Insurance Solutions business which Mr. Kuhn had built as President of that business unit. Mr. Kuhn started his insurance career at Chubb Group of Insurance Companies, where he assumed increasing responsibility, culminating in the role of Chief Underwriting Officer for Chubb/Executive Protection. Mr. Kuhn holds a B.A. degree from Wesleyan University.

Michael J. McGuire	Mr. McGuire has been Chief Financial Officer since January 2006. Mr. McGuire joined Endurance in 2003 to lead its external reporting, treasury and Sarbanes-Oxley compliance initiatives. Mr. McGuire came to Endurance from Deloitte & Touche LLP where he spent over nine years working in a variety of audit and advisory roles in the United States, Bermuda and Europe. In his last role at Deloitte & Touche, Mr. McGuire served as a senior manager in their merger and acquisition advisory practice, providing transaction accounting, structuring and due diligence services to private equity and strategic investors. Mr. McGuire is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Ellen Erhardt	Ms. Erhardt is Senior Vice President of Marketing and Communications for Endurance, responsible for Endurance’s brand, corporate communications, media and web presence globally. She joined Endurance in August 2006 from Barclay’s Capital, where she served in an operations role starting in 2004. Prior to that, Ms. Erhardt worked for six years in Goldman Sachs’ Operations division where her responsibilities included branding and communications. She started her career in management consulting with Ernst & Young after earning a M.S. degree in Finance from MIT. Ms. Erhardt chairs the Communication Committee of the Reinsurance Association of America.

Gregory Schroeter	Mr. Schroeter is Senior Vice President of Investor Relations and Corporate Development for Endurance and has been responsible for managing investor relations and rating agency relationships since joining Endurance in October 2006. Prior to joining Endurance, he worked in investors relations for The Hartford for approximately two years. Prior to that, he spent six years at Nationwide Insurance with roles in both investor relations and in corporate development overseeing the rating agency relationships. During his career, Mr. Schroeter also worked for Ernst & Young, primarily auditing insurance companies, and Bank One Capital Corporation in the private equity group. He earned a B.S. in Management from Indiana University and an MBA from The Ohio State University and is a non-active Certified Public Accountant.

Daniel S. Lurie	Mr. Lurie has been Executive Vice President and Chief Counsel, Corporate of Endurance Services Limited since 2010, having held positions of increasing responsibility since joining Endurance in January 2004 as Vice President and Associate General Counsel. Prior to Endurance, Mr. Lurie was an associate in the corporate finance department of Skadden, Arps, Slate, Meagher & Flom LLP, in New York. Mr. Lurie joined Skadden, Arps, Slate, Meagher & Flom LLP upon graduation from the UCLA School of Law in 2000. Prior to law school, Mr. Lurie spent three years in the Equity Research Department of Lehman Brothers in New York. Mr. Lurie holds a joint B.A. and M.A. degree in History from Brandeis University.

THESE AUTHORIZATIONS AND CONSENTS ARE BEING SOLICITED BY ENDURANCE AND

NOT BY ASPEN OR THE BOARD OF DIRECTORS OF ASPEN

PLEASE SIGN, DATE AND MAIL THIS WHITE CARD PROMPTLY IN THE ENVELOPE PROVIDED

IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE IN SUBMITTING YOUR WHITE

CARD, PLEASE CONTACT:

480 Washington Boulevard

26th Floor

Jersey City, NJ 07310

Shareholders, Banks and Brokers

Call Toll Free: at (877) 278-9672

Email: enduranceaspen@georgeson.com

ASPEN INSURANCE HOLDINGS LIMITED

AUTHORIZATION AND CONSENT

THESE AUTHORIZATIONS AND CONSENTS ARE SOLICITED ON BEHALF OF

ENDURANCE SPECIALTY HOLDINGS LTD.

THE BOARD OF DIRECTORS OF ASPEN INSURANCE HOLDINGS LIMITED

IS NOT SOLICITING THESE AUTHORIZATIONS AND CONSENTS

The undersigned is a holder of ordinary shares (“Aspen common shares”) of Aspen Insurance Holdings Limited (“Aspen”) and hereby submits this authorization and consent card. Nothing contained in this authorization and consent card shall be construed to grant Endurance Specialty Holdings Ltd. (“Endurance”) the right, power or authority to vote any Aspen common shares owned by the undersigned at any meeting of Aspen shareholders.

By voting in favor of Authorization 1 below, the undersigned hereby authorizes and designates Endurance or any agent thereof to collect and deliver to Aspen this authorization and consent card, to deliver any other information required in connection therewith and to convene the Aspen special general meeting if the board of directors of Aspen fails to proceed duly within 21 days from the date of the deposit of the requisitions with Aspen to convene the Aspen special general meeting.

This authorization and consent card supersedes, and the undersigned hereby revokes, any earlier dated revocation that the undersigned may have submitted to Endurance, Aspen or any designees of either.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE.

ENDURANCE RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATIONS SET FORTH BELOW.

IF NO DIRECTION IS GIVEN, THIS CARD WILL BE VOTED “FOR” THE AUTHORIZATIONS SET FORTH BELOW.

AUTHORIZATION 1: To vote on the Authorization set forth below	FOR ☐	AGAINST ☐	ABSTAIN ☐

The submission of a requisition that the board of directors of Aspen Insurance Holdings Limited (“Aspen”) convene a special general meeting of Aspen in connection with a proposed increase in the size of Aspen’s board of directors from 12 directors to 19 directors.

AUTHORIZATION 2: To vote on the Authorization set forth below	FOR ☐	AGAINST ☐	ABSTAIN ☐

The shareholders of Aspen Insurance Holdings Limited (“Aspen”) support the proposal of a scheme of arrangement by Endurance Specialty Holdings Ltd. (“Endurance”), which will entail the holding of a meeting of Aspen shareholders, if ordered by the Supreme Court of Bermuda, at which Aspen common shareholders would consider and vote on the scheme of arrangement under Section 99 of the Companies Act 1981 of Bermuda, as amended, pursuant to which Endurance would acquire all of the outstanding common shares of Aspen on financial terms no less favorable than those set forth in Endurance’s acquisition proposal made on June 2, 2014.

Print Name:

Signature:

Signature (if held jointly):

Title (only if shares are held by an entity):

Number of Aspen Insurance Holdings Limited Common Shares held:

Dated:                     , 2014

Please sign exactly as your Aspen common shares are registered. When Aspen common shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in full partnership name by an authorized person. This authorization and consent card will represent all Aspen common shares held in all capacities.